NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 3, 2011, by and between Umami Sustainable Seafood Inc., a Nevada corporation, trading on the OTC Bulletin Board under the symbol “UMAM” (the “Company”), and the individuals and entities listed on Schedule 1 attached hereto (each a “Purchaser”, and collectively, the “Purchasers”).

WITNESSETH:

WHEREAS, the Company desires to issue and sell to the Purchasers, and the Purchasers desire to purchase from the Company, senior secured promissory notes substantially in the form of Exhibit A attached hereto (each a “Note” and collectively the “Notes”), in the aggregate principal amount of $2,000,000 (the “Principal Amount”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, the parties agree as follows:

1.         Sale and Purchase of the Notes.

1.1       Sale and Issuance of Notes.  Subject to the terms and conditions of this Agreement, the Purchasers agree to purchase at Closing (as defined below), and the Company agrees to sell and issue to the Purchasers the Notes for an aggregate purchase price of $1,920,000 (the “Purchase Price”).

2.         Closing.

2.1       Time and Place. The closing for the sale and purchase of the Notes shall take place at the offices of Seyfarth Shaw LLP, 620 Eighth Avenue, New York, NY 10018, at 10:00 a.m., local time, on the second business day after all of the conditions set forth in Section 7 hereof have been duly satisfied or waived, or at such later time or date as the Purchasers and the Company may mutually agree in writing (the “Closing”).  The date upon which the Closing shall occur is herein called the “Closing Date”. On the Closing Date, the Purchasers shall pay the Purchase Price to the Company via federal funds wire transfer(s) of immediately available funds, in accordance with written instructions provided to the Purchasers prior to the date hereof.

3.         Atlantis Pledge Agreement; Baja Subsidiary Security Agreement.

3.1       Atlantis Pledge Agreement. At Closing, the Company shall deliver to the Purchasers a Pledge Agreement entered into by Atlantis Group HF, an Icelandic company (“Atlantis”), substantially in the form of Exhibit B attached hereto (the “Atlantis Pledge and Security Agreement”), pledging, as security in favor of the Purchasers for the obligations of the Company under the Notes, an aggregate amount of 6,000,000 shares of capital stock of the Company presently owned, either directly or indirectly, by Atlantis (the “Pledged Shares”), with each Purchaser receiving a pledge totaling approximately three (3) shares of capital stock of the Company for every dollar of Principal Amount of the Note purchased hereunder by the respective Purchaser.  The number of pledged shares to which each Purchaser is entitled to in connection with the transactions contemplated hereunder is set forth on Schedule 1 hereto.

3.2       Baja Subsidiary Security Agreement.   In accordance with Section 6.2(c), the Company shall deliver to the Purchasers a security agreement (the “Baja Subsidiary Security Agreement”), substantially in the form attached hereto as Exhibit C, entered into by Baja Aqua-Farms S.A. de C.V., a subsidiary of the Company (“Baja”);

(i)           granting to the Purchasers, as additional security in favor of the Purchasers for the obligations of the Company under the Notes, a first priority perfected security interest in and lien on a portion of Baja’s then owned or thereafter acquired, inventory, the value of which shall in no event be less than two times the sum of the outstanding Principal Amount and accrued interest under the Notes, and any proceeds arising in connection with the sale or disposition of such inventory (the “Baja Inventory,” and the Pledged Shares, collectively referred to as the “Covered Collateral”); and

(ii)          agreeing not to transfer, pledge or encumber any of the Baja Inventory without the prior written consent of such Purchasers holding at least sixty percent (60%) of the Notes issued pursuant to this Agreement (such Purchasers, hereinafter, referred to as the “Required Majority”) unless (A) such transfer, pledge or encumbrance is contemplated by this Agreement, the Notes, the Atlantis Pledge and Security Agreement, the Baja Subsidiary Security Agreement, or any other agreement executed in connection with the transactions contemplated herein (collectively referred to as the “Transaction Documents”), (B) such transfer or sale is made in the ordinary course of business, provided that any proceeds arising from such transfer or sale are remitted to the Purchasers in accordance with the terms of the Transaction Documents, or (C) such sale will result in a full repayment of the Notes.

4.         Representations and Warranties of the Company.  The Company hereby represents and warrants to the Purchasers as follows (which representations and warranties shall be deemed to apply, where appropriate, to the following direct or indirect subsidiaries of the Company: Baja, Bluefin Acquisition Group Inc., a New York corporation (“Bluefin”) and Kali Tuna d.o.o., a Croatian limited liability company (“Kali”) (each a “Subsidiary” and collectively, the “Subsidiaries”)), as of the Closing Date:

4.1       Subsidiaries.  The Company has no subsidiaries other than Baja, Bluefin and Kali and Oceanic Enterprises, Inc., a California corporation.  Except as disclosed in Schedule 4.1 or as specifically disclosed in the SEC Reports (as hereinafter defined) hereto, all capital stock or comparable equity interests of each Subsidiary owned by the Company is owned free and clear of any Lien (as hereinafter defined) (other than Liens in favor of UTA Capital LLC) and all the issued and outstanding shares of capital stock or comparable equity interest of each Subsidiary are validly issued, fully paid and non-assessable and free of preemptive and similar rights.

4.2       Organization and Qualification.  Each of the Company and the Subsidiaries is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its respective incorporation or organization (as applicable), with the requisite legal authority to own and use its properties and assets and to carry on its business as currently conducted.  Neither the Company nor any Subsidiary is in violation of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents.  The Company and the Subsidiaries are each duly qualified to do business and in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not, individually or in the aggregate, have or reasonably be expected to result in (a) a material adverse effect on the results of operations, assets, prospects, business condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, (b) a material and adverse impairment of the Company’s and the Subsidiaries’ ability to perform its obligations under any of the Transaction Documents, or (c) a material and adverse effect on the legality, validity or enforceability of any of the Transaction Documents (a “Material Adverse Effect”); provided, however, that no change, effect, event or occurrence to the extent arising or resulting from any of the following, either alone or in combination, shall constitute or be taken into account in determining whether there has been or will be, a Material Adverse Effect: (i) general business or economic conditions not specific or peculiar to the Company or any Subsidiary, (ii) acts of war or terrorism or natural disasters not specific or peculiar to the Company, a Subsidiary or a jurisdiction in which any of them operates, (iii) catastrophic economic or significant regulatory or political conditions or changes, (iv) changes in any applicable accounting regulations or principles or the interpretations thereof, (vi) changes in laws, or (vii) changes in the price or trading volume of the Company’s stock.

4.3       Authorization; Enforcement.  The Company and each Subsidiary has the requisite corporate authority to enter into and to consummate the transactions contemplated by the Transaction Documents to which it is a party and otherwise to carry out its respective obligations hereunder and thereunder.  The execution and delivery of the Transaction Documents by the Company or any Subsidiary and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and each Subsidiary and no further consent or action is required by the Company, the Subsidiaries or their respective Board of Directors (or similar governing body) or shareholders.  The Transaction Documents to which they are a party have been duly executed by the Company and the Subsidiaries, as applicable, and when delivered in accordance with the terms hereof, will constitute, the valid and binding obligation of the Company and the Subsidiaries, as applicable, enforceable against the Company and the Subsidiaries, as applicable, in accordance with their respective terms, except as the same may be limited by (a) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (b) the effect of rules of law governing the availability of specific performance and other equitable remedies.

4.4       No Conflicts.  Except as disclosed in Schedule 4.4, the execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries, as applicable, and the consummation by the Company and the Subsidiaries, as applicable, of the transactions contemplated hereby and thereby do not, and will not, (a) conflict with or violate any provision of the Company’s or any Subsidiary’s memorandum or articles of association, certificate or articles of incorporation, bylaws or other organizational or charter documents, (b) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company or Subsidiary debt or otherwise) or other understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound, or affected, (c) except for any lien, charge, claim, security interest, encumbrance, right of first refusal or other restriction (each, a “Lien,” and collectively, “Liens”) granted pursuant to the Transaction Documents, result in any Lien on assets or on property of the Company, or (d) result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including, assuming the accuracy of the representations and warranties of the Purchasers set forth in Section 5.2 hereof, federal and state securities laws and regulations and the rules and regulations of any self-regulatory organization to which the Company or its securities are subject, including any market (such as the OTC Bulletin Board or Pink Sheets LLC) on which the shares of Common Stock are listed or quoted for trading on the date in question, as applicable (the “Trading Markets”)), or by which any property or asset of the Company or a Subsidiary is bound or affected.

4.5       SEC Reports; Financial Statements; No Material Adverse Effect; Solvency.  Except as set forth on Schedule 4.5 or as specifically disclosed in the SEC Reports (as hereinafter defined), the Company has filed all reports required to be filed by it under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including pursuant to Section 13(a) or 15(d) thereof, since June 30, 2010 on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension.  Such reports required to be filed by the Company under the Exchange Act after June 30, 2010, including pursuant to Section 13(a) or 15(d) thereof, together with any materials filed or furnished by the Company under the Exchange Act, whether or not any such reports were required, are collectively referred to herein as the “SEC Reports” and, together with this Agreement and the schedules to this Agreement, the “Disclosure Materials”.  As of their respective dates, the SEC Reports filed by the Company complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”) and the Exchange Act and the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) promulgated thereunder, and none of the SEC Reports, when filed by the Company, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The financial statements of the Company included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing.  Such financial statements have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”), except as may be otherwise specified in such financial statements, the notes thereto and except that unaudited financial statements may not contain all footnotes required by GAAP or may be condensed or summary statements, and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.  All material agreements to which the Company or any Subsidiary is a party or to which the property or assets of the Company or any Subsidiary are subject are included as part of or identified in the SEC Reports, to the extent such agreements are required to be included or identified pursuant to the rules and regulations of the SEC.

Since the date of the latest audited financial statements included within the SEC Reports, except as disclosed in Schedule 4.5 hereto, (i) there has been no event, occurrence or development that, individually or in the aggregate, has had or that would result in, or reasonably be expected to result in a Material Adverse Effect, (ii) the Company and Subsidiaries have not incurred any material liabilities other than (A) trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (B) liabilities not required to be reflected in the Company’s and/or Subsidiary’s financial statements pursuant to GAAP or not required to be disclosed in filings made with the SEC and (C) other liabilities incurred by the Subsidiaries for the exclusive purpose of funding the day-to-day operations of the fish farming sites of the Company’s operating subsidiaries, (iii) the Company has not altered its method of accounting or changed its auditors, (iv) the Company and the Subsidiaries have not declared or made any dividend or distribution of cash or other property to their shareholders, in their capacities as such, or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock (except for repurchases by the Company  and/or the Subsidiaries of shares of capital stock held by employees, officers, directors, or consultants pursuant to an option of the Company and/or the Subsidiaries to repurchase such shares upon the termination of employment or services), and (v) the Company and/or the Subsidiaries have not issued any equity securities to any officer, director or affiliate, except pursuant to existing Company stock-based plans.  The Company and the Subsidiaries have not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any Knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any Knowledge of any fact which would reasonably lead a creditor to do so.  The Company and the Subsidiaries will not be Insolvent (as defined below) after giving effect to the transactions contemplated hereby to occur at the Closing.  For purposes of this Section 4.5, “Insolvent” means that (i) the present fair saleable value of the Company’s assets is less than the amount required to pay the Company’s total Indebtedness (as defined in Section 4.20 hereof), (ii) the Company is unable to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, (iii) the Company intends to incur or believes that it will incur debts that would be beyond its ability to pay as such debts mature, or (iv) the Company has unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted.  For the purposes of this Agreement, “Knowledge” means the actual knowledge (i.e., the conscious awareness of facts and other information) of the chief executive officer, chief financial officer or other key officers of the Company, after undertaking a customary and reasonable investigation under the circumstances.

4.6       Absence of Litigation.  Except as described in Schedule 4.6 or as specifically disclosed in the SEC Reports, there is no action, suit, claim, or Proceeding (as defined below), or, to the Company’s Knowledge, inquiry or investigation, before or by any court, public board, government agency, self-regulatory organization or body pending or, to the Knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries that could, individually or in the aggregate, have a Material Adverse Effect. For the purposes of this Agreement, “Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, a partial proceeding, such as a deposition), whether commenced or threatened in writing.

4.7       Compliance.  Except as described in Schedule 4.7, neither the Company nor any Subsidiary, except in each case as would not, individually or in the aggregate, reasonably be expected to have or result in a Material Adverse Effect, (a) is in default under or in violation of (and no event has occurred that has not been waived that, with notice or lapse of time or both, would result in a default by the Company or any Subsidiary under), nor has the Company or any Subsidiary received written notice of a claim that it is in default under or that it is in violation of, any indenture, loan or credit agreement or any other agreement or instrument to which it is a party or by which it or any of its properties is bound (whether or not such default or violation has been waived), (b) is in violation of any order of any court, arbitrator or governmental body, or (c) is or has been in violation of any statute, rule or regulation of any governmental authority.

4.8       Title to Assets.  The Company and the Subsidiaries own or lease no real property except as described in Schedule 4.8.  Except as described in Schedule 4.8, the Company and the Subsidiaries have good and marketable title in all personal property owned by them that is material to the business of the Company and the Subsidiaries, in each case free and clear of all Liens, except for Liens in favor of Purchaser and other Liens that could not if enforced, individually or in the aggregate, have or result in a Material Adverse Effect.  Any real property and facilities held under lease by the Company and the Subsidiaries are held by them under valid, subsisting and enforceable leases as to which the Company and the Subsidiaries are in material compliance.

4.9       Significant Customers. Schedule 4.9 lists each customer who represented 10% or more of the sales of the Company or of any Subsidiary during the six-month period ended March 31, 2011 (each, a “Significant Customer“) and the percentage of the Company’s total revenues such Significant Customer represented during such period.  The Company has no outstanding material dispute concerning its business operations with any Significant Customer.  No Significant Customer has given notice to the Company, whether orally or in writing, that such customer shall not continue as a customer of the Company after Closing or that such customer intends to terminate or materially modify existing agreements with the Company at any time.

4.10     Disclosure.  All disclosure provided by the Company to the Purchasers regarding the Company, its business and the transactions contemplated hereby, including the schedules to this Agreement, furnished by or on behalf of the Company are true and correct in all material respects and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  Except for the transactions contemplated by this Agreement, no event or circumstance has occurred or information exists with respect to the Company or any of its Subsidiaries or its or their business, properties, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.  The Company acknowledges and agrees that the Purchasers are not making and have not made any representations or warranties with respect to the transactions contemplated hereby other than those set forth in the Transaction Documents.

4.11     Patents and Trademarks.  Except as described in Schedule 4.11 or as specifically disclosed in the SEC Reports, (a) each of the Company and its Subsidiaries owns or possesses sufficient rights to conduct its business in the ordinary course, including, without limitation, rights to use all material patents, patent rights, industry standards, trademarks, copyrights, licenses, inventions, trade secrets, trade names and know-how (collectively, “Intellectual Property Rights”) as owned or possessed by them or that are necessary for the conduct of its business as now conducted or as proposed to be conducted except where the failure to currently own or possess such rights would not have a Material Adverse Effect, (b) neither the Company nor any of its Subsidiaries is infringing any rights of a third party with respect to any Intellectual Property Rights that, individually or in the aggregate, would have a Material Adverse Effect, and, since January 1, 2008, neither the Company nor any of its Subsidiaries has received any notice of, or has any Knowledge of, any asserted infringement by the Company or any of its Subsidiaries of, any rights of a third party with respect to any Intellectual Property Rights that, individually or in the aggregate, would have a Material Adverse Effect and (c) since January 1, 2008, neither the Company nor any of its Subsidiaries has received any notice of, or has any Knowledge of, infringement by a third party with respect to any Intellectual Property Rights of the Company or of any Subsidiary that, individually or in the aggregate, would have a Material Adverse Effect.  The Company has not used Publicly Available Software (as hereinafter defined) in whole or in part in the development of any part of its Intellectual Property Rights in a manner that would be reasonably likely to subject the Company or its Intellectual Property Rights in whole or in part, to all or part of the license obligations of any Publicly Available Software that, individually or in the aggregate, would have a Material Adverse Effect on the Company.  “Publicly Available Software” means each of (i) any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software (e.g., Linux), or similar licensing and distribution models; and (ii) any software that requires as a condition of use, modification, and/or distribution of such software that such software or other software incorporated into, derived from, or distributed with such software (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making derivative works; or (C) be redistributable at no or minimal charge.  Publicly Available Software includes, without limitation, software licensed or distributed under any of the following licenses or distribution models similar to any of the following: (a) GNU General Public License (GPL) or Lesser/Library GPL (LGPL), (b) the Artistic License (e.g. PERL), (c) the Mozilla Public License, (d) the Netscape Public License, (e) the Sun Community Source License (SCSL), the Sun Industry Source License (SISL), and the Apache Server License.

4.12     Insurance.  The Company and, to the Company’s Knowledge, the Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses and locations in which the Company and the Subsidiaries are engaged, including a prudent and customary amount of such insurance coverage with respect to the fish inventory of the Company and the Subsidiaries, as applicable.  The Company has had continuous insurance coverage during the 12 months preceding the date of this Agreement and has no reason to believe it will not be able to renew its current insurance coverage in the same amounts or obtain new insurance coverage in amounts not less than it currently has with carriers of equal or better ratings.

4.13     Regulatory Permits.  The Company and the Subsidiaries hold, and are operating in compliance in all material respects with all franchises, grants, authorizations, licenses, permits, easements, consents, quotas, certificates and orders (collectively, “Material Permits”) of the U.S. Food and Drug Administration, any other federal, state or foreign governmental authority having authority over the Company and the Subsidiaries, or any self-regulatory body regulating the Company’s conduct of its business (collectively, “Governmental Authority”), all such Material Permits are valid and in full force and effect; and the Company and the Subsidiaries have not received notice of any revocation or modification of any such Material Permits or has reason to believe that any such Material Permits will be revoked, modified, or not be renewed in the ordinary course.

4.14     Regulatory Compliance.  The Company and the Subsidiaries (a) are and at all times have been in material compliance with all applicable federal, state, local and foreign, laws, statutes, rules, regulations, or guidance applicable to the Company and the Subsidiaries and the acquisition, ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or services manufactured or distributed by the Company (the “Applicable Laws”), except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; (ii) have not received any notice of adverse finding, untitled letter or other correspondence or notice from any Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”) nor any warning letter from the U.S. Food and Drug Administration containing any unresolved issues concerning noncompliance with any Applicable Laws or Authorizations that could reasonably be expected to result in a Material Adverse Effect; (iii) possess all material Authorizations and such Authorizations are valid and in full force and effect and are not in violation of any term of any such Authorizations, except where such violation could not reasonably be expected to result in a Material Adverse Effect; (iv) have not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from any Governmental Authority or third party alleging that any product operation or activity is in violation of any Applicable Laws or Authorizations and have no Knowledge that any such Governmental Authority or third party is considering any such claim, litigation, arbitration, action, suit, investigation or proceeding; (v) have not received notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorizations and the Company has no Knowledge that any such Governmental Authority is considering such action; and (vi) have filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were complete and correct in all material respects on the date filed (or were corrected or supplemented by a subsequent submission).

4.15     Workplace Safety.  The Company and the Subsidiaries (i) are in compliance, in all material respects, with any and all applicable foreign, federal, state and local laws, rules, regulations, treaties, statutes and codes promulgated by any and all governmental authorities (including pursuant to the Occupational Health and Safety Act) relating to the protection of human health and safety in the workplace (“Occupational Laws”); (ii) have received all material permits, licenses or other approvals required of it under applicable Occupational Laws to conduct its business as currently conducted, except where the failure to obtain such licenses could not reasonably be expected to result in a Material Adverse Effect; and (iii) are in compliance, in all material respects, with all terms and conditions of such permit, license or approval, except where the failure to be in compliance could not reasonably be expected to result in a Material Adverse Effect.  No action, proceeding, revocation proceeding, writ, injunction or claim is pending or, to the Company’s Knowledge, threatened against the Company or the Subsidiaries relating to Occupational Laws, and the Company does not have Knowledge of any facts, circumstances or developments relating to its operations or cost accounting practices that could reasonably be expected to form the basis for or give rise to such actions, suits, investigations or proceedings.

4.16     Transactions With Affiliates and Employees.  Except as described on Schedule 4.16 or as specifically disclosed in the SEC Reports, none of the officers, directors or employees of the Company is presently a party to any transaction with the Company or any of its Subsidiaries (other than for ordinary course services as employees, officers or directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Company’s Knowledge, any corporation, partnership, trust or other entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.  With respect to any and all agreements and understandings by and among the Company, Atlantis and Aurora Investments ehf (“Aurora,” and Atlantis, collectively referred to as the “Subordinated Lenders”) relating to the obligations of the Company for monies borrowed, the Company has confirmed that the Subordinated Lenders have agreed to subordinate their rights under such agreements and understandings to the rights of the Purchasers under the Transaction Documents, with such subordination to be evidenced by certain subordination agreements (the “Subordination Agreements”) to be delivered to the Purchasers pursuant to Section 6.2(d) herein.

4.17     Internal Accounting Controls.  Except as specifically disclosed in the SEC Reports, the Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.18     Sarbanes-Oxley Act.  The Company is in compliance in all material respects with currently applicable requirements of the Sarbanes-Oxley Act of 2002 and applicable rules and regulations promulgated by the SEC thereunder.

4.19     Foreign Corrupt Practices.  Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries has, in the course of its actions for, or on behalf of, the Company (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.20     Indebtedness.  Except as disclosed in Schedule 4.20 or as specifically disclosed in the SEC Reports, neither the Company nor any of its Subsidiaries (i) has any outstanding Indebtedness (as defined below), (ii) has any form of Indebtedness that grants senior Liens, or equivalent rights to any third party over the Liens of the Purchasers in the Covered Collateral securing the obligations of the Company and the Subsidiaries under the Transaction Documents (iii) is in violation of any term of or in default under any contract, agreement or instrument relating to any Indebtedness, except where such violations and defaults would not result, individually or in the aggregate, in a Material Adverse Effect, or (iv) is a party to any contract, agreement or instrument relating to any Indebtedness, the performance of which, in the judgment of the Company’s officers, has or is expected to have a Material Adverse Effect.  For purposes of this Agreement: (x) “Indebtedness” of any Person means, without duplication (A) all indebtedness for borrowed money, (B) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business), (C) all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments, (D) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses, (E) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to any property or assets acquired with the proceeds of such indebtedness (even though the rights and remedies of the Company or bank under such agreement in the event of default are limited to repossession or sale of such property), (F) all monetary obligations under any leasing or similar arrangement which, in connection with GAAP, consistently applied for the periods covered thereby, is classified as a capital lease, (G) all indebtedness referred to in clauses (A) through (F) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by any Person, even though the Person which owns such assets or property has not assumed or become liable for the payment of such Indebtedness, and (H) all Contingent Obligations (as defined below) in respect of indebtedness or obligations of others of the kinds referred to in clauses (A) through (G) above; (y) “Contingent Obligations” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; and (z) “Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company or a government or any department or agency thereof.

4.21     Employee Relations.  Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or employs any member of a union.  To the Company’s Knowledge, there are no material grievances, disputes or controversies with any union or any other organization of employees of the Company or any subsidiary, or threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization. Except as described in Schedule 4.21 or as specifically disclosed in the SEC Reports, since December 31, 2009, no executive officer of the Company or any of its Subsidiaries has notified the Company or any such Subsidiary that such officer intends to leave the Company or any such Subsidiary or otherwise terminate such officer’s employment with the Company or any such Subsidiary.  To the Knowledge of the Company or any such Subsidiary, no executive officer of the Company or any of its Subsidiaries is in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company or any such Subsidiary to any liability with respect to any of the foregoing matters.

4.22     Labor Matters.  The Company and its Subsidiaries are in compliance in all material respects with all federal, state, local and foreign laws and regulations respecting labor, employment and employment practices and benefits, terms and conditions of employment and wages and hours, except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

4.23     Environmental Laws.  The Company and its Subsidiaries (i) are in compliance in all material respects with any and all Environmental Laws (as hereinafter defined), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance in all material respects with all terms and conditions of any such permit, license or approval where, in the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  The term “Environmental Laws” means all federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of medical and biological waste or residue, chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.

4.24     Subsidiary Rights.  Except as set forth in Schedule 4.24 or as specifically disclosed in the SEC Reports, the Company or one of its Subsidiaries has the unrestricted right to vote, and (subject to limitations imposed by applicable law) to receive dividends and distributions on, all capital securities of its Subsidiaries as are owned by the Company or such Subsidiary.

4.25     Tax Status.  Except as specifically disclosed in Schedule 4.25 or in the Company’s financial statements, the Company and each of its Subsidiaries (i) has made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company has no Knowledge of any basis for any such claim.

4.26     Accountants.  To the Company’s Knowledge, Ramirez International, the Company’s auditors that prepared the latest audited financial statements included within the SEC Reports, are independent accountants as required by the Securities Act and the rules and regulations promulgated thereunder.

4.27     Contracts.  The contracts attached as exhibits to the SEC Reports that are material to the Company are in full force and effect on the date hereof, and neither the Company nor, to the Company’s Knowledge, any other party to such contracts is in breach of or default under any of such contracts which would have a Material Adverse Effect.

4.28     Off-Balance Sheet Arrangements.  There is no transaction, arrangement or other relationship between the Company and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed.

4.29     U.S. Real Property Holding Corporation.  The Company is not, nor has it ever been, as U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and the Company shall so certify upon any Purchaser’s request.

4.30     No General Solicitation.  Neither the Company, nor, to the Company’s Knowledge, any of its affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the offer or sale of the Notes.

4.31     Private Placement.  Neither the Company nor, to the Company’s Knowledge, any of its affiliates nor, any Person acting on the Company’s behalf has, directly or indirectly, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Notes as contemplated hereby, or (ii) cause the offering of the Notes pursuant to the Transaction Documents to be integrated with prior offerings by the Company for purposes of any applicable law, regulation or stockholder approval provisions, including, without limitation, under the rules and regulations of any Trading Market.  The sale and issuance of the Notes hereunder does not contravene the rules and regulations of any Trading Market on which the common stock of the Company is listed or quoted.  For purposes of this Agreement, “Trading Market” means whichever of the NYSE AMEX Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing) on which the common stock of the Company is listed or quoted for trading on the date in question.

4.32     Company not an “Investment Company”.  The Company is not required to be registered as, and is not an Affiliate of, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.33     Acknowledgment Regarding Purchaser’s Purchase of Notes.  Based upon the assumption that the transactions contemplated by this Agreement are consummated in all material respects in conformity with the Transaction Documents, the Company acknowledges and agrees that the Purchasers are acting solely in the capacity of arm’s length purchasers with respect to the Transaction Documents and the transactions contemplated hereby and thereby.  The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any advice given by such Purchaser or any of its respective representatives or agents in connection with the Transaction Documents and the transactions contemplated hereby and thereby is merely incidental to such Purchaser’s purchase of the Securities.  The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement has been based solely on the independent evaluation of the transactions contemplated hereby by the Company and its representatives.

5.         Representations and Warranties of the Purchasers. The Purchasers hereby, represent and warrant to the Company, severally and not jointly, as follows, as of the date hereof and as of the Closing:

5.1       Valid Execution.  This Agreement has been duly executed and delivered by each Purchaser and constitutes the valid and binding obligation of such Purchasers, enforceable against them in accordance with its terms, except as may be limited by (i) applicable bankruptcy, insolvency, reorganization or other laws of general application relating to or affecting the enforcement of creditors rights generally, and (ii) the effect of rules of law governing the availability of specific performance and other equitable remedies.

5.2       No Public Sale or Distribution.  Each Purchaser is acquiring the Notes in the ordinary course of business for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under the Securities Act or under an exemption from such registration and in compliance with applicable federal and state securities laws, and no Purchasers has a present arrangement to effect any distribution of the Notes to or through any Person; provided, however, that by making the representations herein, Purchasers do not agree to hold any of the Notes for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with or pursuant to a registration statement or an exemption under the Securities Act.

5.3       Purchaser Status.  Each Purchaser understands that the Notes are being offered and sold pursuant to an exemption from registration contained in the Securities Act based in part upon each Purchaser’s representations contained in this Agreement, including at the time each Purchaser was offered the Notes, it was, and at the date hereof it is, an “accredited investor” as defined in Rule 501(a) under the Securities Act.  No Purchaser is a registered broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer.  Except as otherwise disclosed in writing to the Company on or prior to the date of this Agreement, no Purchaser is affiliated with any broker dealer registered under Section 15(a) of the Exchange Act, or a member of the NASD, Inc. or an entity engaged in the business of being a broker dealer.

5.4       Experience of Each Purchaser.  Each Purchaser, either alone or together with its representatives has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Notes, and has so evaluated the merits and risks of such investment.  Each Purchaser understands that it must bear the economic risk of this investment in the Notes indefinitely, and is able to bear such risk and is able to afford a complete loss of such investment.

5.5       Access to Information.  Each Purchaser acknowledges that it has had the opportunity to review the Disclosure Materials and has been afforded: (i) the opportunity to ask such questions as it has deemed necessary of, and to receive answers from, representatives of the Company concerning the terms and conditions of the offering of the Notes and the merits and risks of investing in the Notes; (ii) access to information about the Company and the Subsidiaries and their respective financial condition, results of operations, business, properties, management and prospects sufficient to enable it to evaluate its investment; and (iii) the opportunity to obtain such additional information that the Company possesses or can acquire without unreasonable effort or expense that is necessary to make an informed investment decision with respect to the investment.  Neither such inquiries nor any other investigation conducted by or on behalf of Purchaser or its representatives or counsel shall modify, amend or affect such Purchaser’s right to rely on the truth, accuracy and completeness of the Disclosure Materials and the Company’s representations and warranties contained in the Transaction Documents.

5.6       No Governmental Review.  Purchaser understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Notes or the fairness or suitability of the investment in the Notes nor have such authorities passed upon or endorsed the merits of the offering of the Notes.

5.7       No Conflicts.  The execution, delivery and performance by the Purchasers of this Agreement and the consummation by the Purchasers of the transactions contemplated hereby will not (i) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which any Purchaser is a party, or (ii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to any Purchaser, except in the case of clause (ii) above, that does not otherwise affect the ability of such Purchaser to consummate the transactions contemplated hereby.

5.8       Prohibited Transactions.  Each Purchaser covenants that neither it nor any Person acting on its behalf or pursuant to any understanding with such Purchaser will engage, directly or indirectly, in any transactions in the securities, including derivatives, of the Company (including, without limitation, any Short Sales (as defined below) involving any of the Company’s securities prior to the time the transactions contemplated by this Agreement are publicly disclosed.  Each Purchaser covenants further that neither it nor any Person acting on its behalf or pursuant to any understanding with such Purchaser will engage, directly or indirectly, in any Short Sales (as defined below) involving any of the Company's securities during the time that any of the Notes are outstanding.  “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker-dealers or foreign regulated brokers.

5.9      Restricted Securities.  Each Purchaser understands that the Notes are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances.

5.10     Legends.  It is understood that the Notes may bear the legend set forth in Section 10.1 of this Agreement.

5.11     No Legal, Tax or Investment Advice.  Each Purchaser understands that nothing in this Agreement or any other materials presented by or on behalf of the Company to such Purchaser in connection with the purchase of the Notes constitutes legal, tax or investment advice.  Purchaser has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with its purchase of the Notes.

6.         Covenants and Agreements.

6.1       Pre-Closing Covenants and Agreements.  The parties hereto covenant and agree to perform or take any and all such actions to effectuate the following from the date hereof until the earlier of the Closing Date or the termination of this Agreement:

(i)           Further Assurances.  The parties shall, prior to or at the Closing, as may be appropriate, execute such documents and other papers and take such other further actions as may be reasonably required to carry out the provisions hereof and effectuate the transactions contemplated hereby and by the Notes.  Each party shall use its best efforts to fulfill or obtain the fulfillment of the conditions to its obligation to effect the Closing, including promptly obtaining any consent required in connection herewith.

(ii)          Additional Disclosure.  The Company shall promptly notify each Purchaser of, and furnish each Purchaser with any information it may reasonably request with respect to, the occurrence of any event or condition or the existence of any fact that would cause any of the conditions to such Purchaser’s obligation to consummate the transactions contemplated by this Agreement not to be fulfilled.

6.2       Post-Closing Covenants and Agreements.

(a)           While the Notes are outstanding, the Company shall not, without the prior written consent of the Required Majority:

(i)            from and after the Closing Date, have or incur, or permit any of its Subsidiaries to have or incur any additional Indebtedness, other than the Indebtedness represented by the Notes, Indebtedness disclosed on Schedule 4.20, any Indebtedness incurred in connection with those notes issued in connection with that certain Note and Warrant Purchase Agreement, dated October 8, 2010, by and between the Company and UTA Capital LLC (the “UTA Notes”),  and Indebtedness: (a) used to repay the existing Indebtedness of the Company or of the Subsidiaries on a dollar-for-dollar basis, provided however, that no more than an aggregate of $4,000,000 of proceeds from the Atlantis Borrowings (as defined below) may be used for the purposes permitted in the following subsection (b) and/or the repayment of existing Indebtedness owed to Atlantis or Aurora, (b) used to increase the biomass at the fish farming sites of the Company’s operating subsidiaries, including indebtedness incurred to finance the acquisition of any related fixed assets or related capital leases, provided however, that no more than an aggregate of $4,000,000 of proceeds from the Atlantis Borrowings (as defined below) may be used for the purposes described in this subsection (b) and/or the purposes permitted in the foregoing subsection (a), (c) from a Subsidiary to the Company or to another Subsidiary or from the Company to a Subsidiary, (d) consisting of the financing of insurance premiums arising in the ordinary course of business; (e) which is secured by a mortgage Lien on real property, provided that such indebtedness shall (1) be non-recourse to the Company or any Subsidiary (other than in respect of such real property) and (2) not be secured by any assets of the Company or a Subsidiary other than such real property; and (f) of the Subsidiaries or Company consisting of unsecured indebtedness in an aggregate principal amount for all such unsecured indebtedness not exceeding $2,000,000 at any time outstanding;

(ii)           utilize, or permit any Subsidiary to utilize, cash flow from operations to prepay any existing indebtedness (other than indebtedness evidenced by the Notes or the UTA Notes), provided however, as long as the Company is not deemed in default under the Notes, prior to repayment of the Notes, it or its Subsidiaries may utilize up to an aggregate of $4,000,000 of cash flow from operations for the repayment of that amount of the principal balance that is in excess of $8,000,000 of the total aggregate outstanding principal amount owed to: (A) Atlantis in connection with that certain Loan Agreement entered into by and between Atlantis and the Company, dated June 30, 2010, as amended on the date hereof; (B) Atlantis in connection with any financing transaction entered into by and between Atlantis and the Company or its Subsidiaries prior to the Company’s satisfaction of all monetary obligations arising under the Notes (the “Atlantis Borrowings”), and (C) Aurora in connection with those certain promissory notes dated on or about February 10, 2011 issued by the Company in favor of Aurora;

(iii)          from and after the Closing Date, grant or cause a Subsidiary to grant, a Lien against the Covered Collateral (other than Permitted Liens (as hereinafter defined) with respect to the Covered Collateral), whether subordinate or senior to any Liens granted in favor of the Purchasers in connection with the transactions contemplated by this Agreement, to a party other than a Purchaser, without the prior written consent of the Required Majority and delivery to each Purchaser of an Intercreditor Agreement executed by the proposed lienholder, which terms of such Intercreditor Agreement shall be approved by the Required Majority in their sole discretion.  “Permitted Liens” mean: (a) Liens for taxes not yet delinquent or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves are provided in accordance with GAAP), (b) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary, provided that (1) such Lien is not created in contemplation of or in connection with such acquisition, (2) such Lien shall not apply to any other property or assets of the Company or such Subsidiary, (3) such Lien shall secure only those obligations that it secures on the date of such acquisition, and any extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof, and (4) such Lien does not apply to any inventory of the Company or such Subsidiary; (c) Liens arising as a matter of law in connection with the purchase, storage or shipping of goods or assets and proceeds thereof in favor of the seller, storer or shipper of such goods or assets; and (d) Liens arising as a matter of law in favor of customs and revenues authorities which secure payment of customs duties in connection with the importation of goods; nor

(iv)          take, or permit any Subsidiary to take, any corporate action that would materially impair the value of the Covered Collateral securing the obligations of the Company under the Notes.

(b)           The Company and the Subsidiaries shall maintain an insurance policy in an amount that fully insures the Baja Inventory and which names the Purchasers as loss payees thereunder, with any proceeds or disbursements from such policy to be used exclusively to either: (i) pay the Purchasers an amount up to the sum of (y) the Principal Amount outstanding under the Notes and (z) any accrued and unpaid interest under the Notes or (ii) purchase such an amount of replacement Baja Inventory as is necessary to ensure that Baja owns a sufficient amount of inventory to fulfill its obligation under Section 3.2(i) of this Agreement or other applicable terms of the Transaction Documents.

(c)           Prior to June 10, 2011, the Company shall have caused Baja to enter into and deliver to Purchaser the Baja Subsidiary Security Agreement consistent with the terms set forth in Section 3.2 hereunder including, without limitation, delivery of evidence, reasonably satisfactory to the Purchaser, that the value of Baja Inventory shall not be less than two times the sum of outstanding Principal Amount and accrued interest under the Notes; provided, however, that if the Company fails to satisfy such obligations, then, the Company shall immediately pay to the Purchasers a fee equal to 1% of the original Principal Amount of the Notes; provided, further, that if the Company or Baja fails to satisfy their respective foregoing obligations prior to June 20, 2011, then each Purchaser may in its sole discretion deem the inability to satisfy such obligations to be an event of default by the Company under the Notes.  For the avoidance of doubt, the failure to satisfy such obligations prior to June 10, 2011 shall not cause an event of default under the Notes unless such failure is continuing on June 20, 2011. Notwithstanding anything herein to the contrary, in the event that the Company is obligated to pay a fee to Purchasers pursuant to both this Section 6.2(c) and Section 6.2(d), the aggregate amount of such fee shall not exceed 1% of the original Principal Amount of the Notes.

(d)           Prior to June 10, 2011, the Company shall have caused each of the Subordinated Lenders to enter into and deliver to the Purchasers, the Subordination Agreements; provided, however, that if the Company fails to satisfy such obligations, then, the Company shall immediately pay to the Purchasers a fee equal to 1% of the original Principal Amount of the Notes; provided, further, that if either of the Subordinated Lenders fails to satisfy their respective foregoing obligations prior to June 15, 2011, then each Purchaser may in its sole discretion deem the inability to satisfy such obligations to be an event of default by the Company under the Notes.  For the avoidance of doubt, the failure to satisfy such obligations prior to June 10, 2011 shall not cause an event of default under the Notes unless such failure is continuing on June 15, 2011.  Notwithstanding anything herein to the contrary, in the event that the Company is obligated to pay a fee to Purchasers pursuant to both this Section 6.2(d) and Section 6.2(c), the aggregate amount of such fee shall not exceed 1% of the original Principal Amount of the Notes.

(e)           Within three (3) business days after the Closing, the Company shall deliver to the Purchasers an opinion from Loeb & Loeb LLP, as New York counsel for the Company, dated as of the Closing, in substantially the form of Exhibit D-1 attached hereto and from Lionel Sawyer & Collins, as Nevada counsel for the Company, an opinion, dated as of the Closing, in substantially the form of Exhibit D-2 attached hereto.

7.         Conditions Precedent to the Obligation of Purchasers to Close.

The obligation of the Purchasers to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by the Required Majority in writing:

(i)           Representations and Warranties.  The representations and warranties of the Company contained in Section 4 shall be true on and as of the Closing.

(ii)          Agreements and Conditions.  On or before the Closing Date, the Company shall have complied with and duly performed and satisfied in all material respects all agreements and conditions on its part to be complied with and performed by such date pursuant to this Agreement;

(iii)         Liabilities.  Immediately prior to the Closing Date, the Company and the Subsidiaries shall have no more than $50,000,000 in current or long-term liabilities, exclusive of the obligations under the Notes, trade payables and other liabilities arising in connection with legal, accounting and financial advisory expenses incurred in the ordinary course, consistent with prior practice.

(iv)        Consents.  The Company shall have obtained any consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and delivered copies thereof to each Purchaser.

(v)         Delivery of the Notes.  The Company shall have duly executed and delivered to the Purchasers the Notes being purchased pursuant to this Agreement.

(vi)        Compliance Certificate.  The Chief Executive Officer of the Company shall deliver to the Purchasers at the Closing a certificate certifying that the conditions specified in Section 7(i) through Section 7(v) have been fulfilled.

(vii)       Delivery of Pledged Shares. Atlantis shall have delivered to the Purchasers certificates representing an aggregate amount of 6,000,000 shares of capital stock of the Company held by Atlantis, duly endorsed in blank or accompanied by executed stock powers.

(viii)      Applicable Board and Shareholder Resolutions.  The Company shall deliver to the Purchasers copies of (i) a unanimous written consent of the Board of the Directors of the Company authorizing the execution, delivery and performance of the applicable Transaction Documents by the Company, (ii) unanimous written consents or otherwise duly authorized action of each applicable Subsidiaries authorizing the execution, delivery and performance of the applicable Transaction Documents by such Subsidiaries, and (iii) to the extent required by law or agreement, written consents or otherwise duly authorized action of each individual shareholder of the Company or of any individual Subsidiary authorizing the execution, delivery and performance of the applicable Transaction Documents by the Company or any such Subsidiary.

(ix)         Collateral Agreements. The Company and the Subsidiaries shall have executed and delivered to the Purchasers the agreement described in Section 3.1.

8.         Conditions Precedent to the Obligation of the Company to Close.

The obligation of the Company to complete the Closing is subject to the fulfillment on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived by the Company in writing:

(i)           Representations and Warranties.  The representations and warranties of the Purchasers contained in Section 5 shall be true on and as of each Closing.

(ii)          Agreements and Conditions.  On or before the Closing Date, each Purchaser shall have complied with and performed and satisfied in all material respects all agreements and conditions to be complied with and performed by such date pursuant to this Agreement.

(iii)         Consents.  Each Purchaser shall have obtained any consents necessary to effectuate this Agreement and to consummate the transactions contemplated hereby and delivered copies thereof to the Company.

(iv)        Payment of Purchase Price.  Each Purchaser shall have paid to the Company the Purchase Price for the Notes, less any offsets permitted pursuant to this Agreement.

9.         Use of Proceeds.  The Company shall use the net proceeds (net of any fees and transaction expenses) from the sale of the Notes solely for general working capital purposes.

10.       Restrictions on Transferability.

10.1     Restrictive Legend.  Each Purchaser understands that, until such time as a registration statement pursuant to the Securities Act has been declared effective or the Notes may be sold pursuant to Rule 144(b) under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately resold, the certificate(s) representing the Notes shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for the securities comprising the Notes):

THE NOTE REPRESENTED HEREBY HAS BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

10.2     Restrictions on Transferability.  Each Purchaser hereby covenants with the Company not to effect any resale or other disposition of any of the Notes without complying with the provisions of this Agreement, and without effectively causing any prospectus delivery requirement under the Securities Act to be satisfied, and each Purchaser acknowledges and agrees that the Notes are not transferable on the books of the Company unless (a) the Notes have been sold in accordance with an effective registration statement or valid exemptions from registration under the Securities Act and any applicable state securities or “blue sky” laws, (b) prior to such time that a registration statement shall have become effective under the Securities Act, each Purchaser shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of the Notes under the Securities Act and (c) if applicable, the requirement of delivering a current prospectus has been satisfied.  Each Purchaser acknowledges that the Company is not obligated to file and may not file any such registration statement with the SEC.

11.       Indemnification.

11.1         Indemnification by the Company.  The Company shall, notwithstanding any termination of this Agreement, indemnify and hold harmless each Purchaser, its officers, directors, partners, members, agents and employees, each Person who controls such Purchaser (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, settlement costs and expenses, including, without limitation, reasonable attorneys’ fees (collectively, “Losses”), as incurred, arising out of or relating to: (i) any material misrepresentation or material breach of any representation or warranty made by the Company in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (ii) any breach of any covenant, agreement or obligation of the Company contained in the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby; (iii) any cause of action, suit or claim brought or made against such Indemnified Party (as defined in Section 11.2 hereof) by a third party (including for these purposes a derivative action brought on behalf of the Company), arising out of or resulting from (x) the execution, delivery, performance or enforcement of the Transaction Documents or any other certificate, instrument or document contemplated hereby or thereby, (y) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of the issuance of the Notes, or (z) the status of Indemnified Party as holder of the Notes.  Notwithstanding anything contained herein to the contrary, no Indemnifying Party (as hereinafter defined) shall be obligated to indemnify an Indemnified Party (as hereinafter defined) hereunder for that portion of any Losses that have been the result of the gross negligence or willful misconduct of such Indemnified Party or the breach of a Transaction Document by an Indemnified Party.

11.2         Conduct of Indemnification Proceedings.  If any Proceeding shall be brought or asserted against any Person entitled to indemnity hereunder (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that it shall be finally determined by a court of competent jurisdiction (which determination is not subject to appeal or further review) that such failure shall have proximately and materially adversely prejudiced the Indemnifying Party.

An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (i) the Indemnifying Party has agreed in writing to pay such fees and expenses; (ii) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (iii) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that a conflict of interest is likely to exist if the same counsel were to represent such Indemnified Party and the Indemnifying Party (in which case, if such Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense thereof and the reasonable fees and expenses of separate counsel shall be at the expense of the Indemnifying Party).  It shall be understood, however, that the Indemnifying Party shall not, in connection with any one such Proceeding (including separate Proceedings that have been or will be consolidated before a single judge) be liable for the fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties, which firm shall be appointed by a majority of the Indemnified Parties.  The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld.  No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

All reasonable fees and expenses of the Indemnified Party required to be paid by an Indemnifying Party (including reasonable fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 11.2) shall be paid to the Indemnified Party, as incurred, within 20 Trading Days (as hereinafter defined) of written notice thereof to the Indemnifying Party (regardless of whether it is ultimately determined that an Indemnified Party is not entitled to indemnification hereunder; provided, that the Indemnifying Party may require such Indemnified Party to undertake to reimburse all such fees and expenses to the extent it is finally judicially determined that such Indemnified Party is not entitled to indemnification hereunder). For purposes of this Agreement, (a) “Trading Day” means (i) a day on which the Common Stock is traded or is eligible to be traded on a Trading Market, or (ii) if the Common Stock is not listed on a Trading Market, a day on which the Common Stock is traded or is eligible to be traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (iii) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets LLC (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Stock is not listed or quoted as set forth in (i), (ii) and (iii) hereof, then Trading Day shall mean a Business Day and (b) “Trading Market” means whichever of the NYSE AMEX Equities, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange or the OTC Bulletin Board (or any successors to any of the foregoing) on which the Common Stock is listed or quoted for trading on the date in question.

The indemnity agreement contained in this Section 11.2 are in addition to any liability that the Indemnifying Parties may have to the Indemnified Parties.

12.       Miscellaneous.

12.1         Waiver of Attorney Conflict.  The Purchasers and UTA Capital LLC (“UTA”) have previously agreed to waive any present or future conflict that would preclude representation by Seyfarth Shaw LLP of the Purchasers in this bridge financing or of UTA with respect to any matters adverse to the Purchasers, including matters concluded in the past or which may arise in the future, such as any future default, workout or insolvency matters relating to the Company, where the position of UTA may be deemed to be adverse to the Purchasers, and each of the Purchasers has consented to Seyfarth Shaw’s continued and future representation of UTA in any and all such matters, including matters which may be adverse to the Purchasers. The Company agrees that it will not object to any such future representation of either Purchasers or of UTA by Seyfarth Shaw LLP.

12.2         Termination.  This Agreement may be terminated by the Company or Required Majority, by written notice to the other parties, if the Closing has not been consummated by 11:00 a.m. on June 8, 2011; provided that no such termination will affect the right of any party to sue for any breach by the other party (or parties).

12.3         Fees and Expenses.

(i)          Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(ii)        The Company agrees to reimburse the Purchasers at the Closing (or, at the Purchasers’ option, promptly thereafter) for all reasonable legal fees, due diligence expenses and other reasonable expenses incurred for services relating to the transactions contemplated herein, including any reasonable legal fees and other reasonable expenses related to the Purchasers’ review of the Company’s compliance with post-closing covenants, including those related to delivery of perfected security interests in Baja Inventory, provided that travel expenses in excess of five thousand dollars ($5,000) shall be pre-approved by the Company.  An estimated portion of such reimbursement amount (net of any amounts previously advanced by the Company) may, at the option of the Purchasers, be paid by offset against the cash purchase price payable for the Notes purchased at the Closing. The foregoing reimbursement obligation of the Company shall be enforceable by the Purchasers regardless of whether the Closing occurs.

(iii)        In addition to the reimbursement obligation of the Company set forth in Section 12.3(ii) above, during the period of time in which all of, or a portion of, the Principal Amount of the Notes remain outstanding, the Company agrees to reimburse each Purchaser for reasonable legal fees and other reasonable expenses incurred for in connection with such Purchaser’s enforcement of its rights under the Transaction Documents, including costs of negotiating any future subordination or loan extension arrangement with the Company or third party lenders.

12.4         Entire Agreement.  The Transaction Documents, together with the exhibits and schedules thereto, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.  At or after the Closing, and without further consideration, the Company will execute and deliver to each Purchaser such further documents as may be reasonably requested in order to give practical effect to the intention of the parties under the Transaction Documents.

12.5         Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 12.5 prior to 6:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email at the facsimile number or email address specified in this Section 12.5 on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (c) the Trading Day following the date of deposit with a nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given.  The addresses, facsimile numbers and email addresses for such notices and communications are those set forth on the signature pages hereof, or such other address or facsimile number as may be designated in writing hereafter, in the same manner, by any such Person.

12.6         Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the Company and the Required Majority or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

12.7         Construction.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

12.8         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns.  The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Required Majority.  Each Purchaser may assign its rights under this Agreement to any Person to whom such Purchaser assigns or transfers or will assign or transfer (including by way of distribution to its members, partners or stockholders) any Notes, provided (i) such transferor agrees in writing with the transferee or assignee to assign such rights, and a copy of such agreement is furnished to the Company after such assignment, (ii) at least five days prior to such assignment, the Company is furnished with written notice of (x) the name and address of such transferee or assignee and (y) the Notes which are being transferred or assigned, (iii) following such transfer or assignment, the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and applicable state securities laws, (iv) such transferee agrees in writing to be bound, with respect to the transferred Notes, by the provisions hereof that apply to the “Purchaser” and (v) such transfer shall have been made in accordance with the applicable requirements of this Agreement and with all laws applicable thereto.

12.9         No Third-Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except that each Indemnified Party is an intended third-party beneficiary of Section 11 and (in each case) may enforce the provisions of such section directly against the parties with obligations thereunder.

12.10       Governing Law; Venue; Waiver of Jury Trial. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW JERSEY.  THE COMPANY AND PURCHASERS HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS SITTING IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN FOR THE ADJUDICATION OF ANY DISPUTE BROUGHT BY THE COMPANY OR ANY PURCHASER HEREUNDER, IN CONNECTION HEREWITH OR WITH ANY TRANSACTION CONTEMPLATED HEREBY OR DISCUSSED HEREIN (INCLUDING WITH RESPECT TO THE ENFORCEMENT OF ANY OF THE TRANSACTION DOCUMENTS), AND HEREBY IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT IN ANY SUIT, ACTION OR PROCEEDING BROUGHT BY THE COMPANY OR ANY PURCHASER, ANY CLAIM THAT IT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF ANY SUCH COURT, OR THAT SUCH SUIT, ACTION OR PROCEEDING IS IMPROPER.  EACH PARTY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO PROCESS BEING SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING BY MAILING A COPY THEREOF VIA REGISTERED OR CERTIFIED MAIL OR OVERNIGHT DELIVERY (WITH EVIDENCE OF DELIVERY) TO SUCH PARTY AT THE ADDRESS IN EFFECT FOR NOTICES TO IT UNDER THIS AGREEMENT AND AGREES THAT SUCH SERVICE SHALL CONSTITUTE GOOD AND SUFFICIENT SERVICE OF PROCESS AND NOTICE THEREOF.  NOTHING CONTAINED HEREIN SHALL BE DEEMED TO LIMIT IN ANY WAY ANY RIGHT TO SERVE PROCESS IN ANY MANNER PERMITTED BY LAW.  THE COMPANY AND PURCHASERS HEREBY WAIVE ALL RIGHTS TO A TRIAL BY JURY.

12.11       Survival.  The representations and warranties, agreements and covenants contained herein shall survive the Closing.

12.12       Execution.  This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

12.13       Severability.  If any provision of this Agreement is held to be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision that is a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

12.14       Rescission and Withdrawal Right.  Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) the Transaction Documents, whenever a Purchaser exercises a right, election, demand or option owed to such Purchaser by the Company under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then, prior to the performance by the Company of the Company’s related obligation, such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

12.15       Replacement of Notes.  If any certificate or instrument evidencing any Note is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction and the execution by the holder thereof of a customary lost certificate affidavit of that fact and an agreement to indemnify and hold harmless the Company for any losses in connection therewith.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Note.

12.16       Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each Purchaser and the Company will be entitled to seek specific performance under the Transaction Documents.  The parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agree to waive in any action for specific performance of any such obligation (other than in connection with any action for a temporary restraining order) the defense that a remedy at law would be adequate.

12.17       Payment Set Aside.  To the extent that the Company makes a payment or payments to a Purchaser hereunder or a Purchaser enforces or exercises its rights hereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company by a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

12.18   Public Announcement.  From and after the Closing, and while any Note is outstanding, the Company and no Purchaser will disclose, shall not cause any Person to disclose, and will not include or cause any Person to include in any public announcement, the name of the other party to this Agreement, unless expressly agreed to by such other party or unless and until such disclosure is required by applicable law or applicable regulation, and then only to the extent of such requirement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Note Purchase Agreement on the date first above written.

THE COMPANY:

UMAMI SUSTAINABLE SEAFOOD INC.

By:
Name: Oli Valur Steindorsson
Title: President and Chief Executive Officer

Address:
1230 Columbia Street, Suite 1100
San Diego, California 92101

PURCHASERS:

EXHIBIT A

Promissory Note

THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO BORROWER THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

THIS NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT FOR PURPOSES OF SECTION 1271 ET SEQ. OF THE INTERNAL REVENUE CODE.  THE BORROWER, OR BORROWER’S REPRESENTATIVE, OLI VALUR STEINDORSSON, LOCATED AT 1230 COLUMBIA STREET, SUITE 1100, SAN DIEGO, CA 92101, WILL PROMPTLY MAKE AVAILABLE TO THE PURCHASER, UPON REQUEST, THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE.

UMAMI SUSTAINABLE SEAFOOD INC.
SENIOR SECURED BRIDGE NOTE

$1,000,000.00	New York, New York Issued: June 3, 2011

FOR VALUE RECEIVED, the undersigned, Umami Sustainable Seafood Inc., a Nevada corporation, with an office located at 405 Lexington Avenue, 26th Floor, Suite 2640, New York, NY 10174, (“Borrower”), hereby unconditionally promises to pay to [__________________] (“Purchaser”), on the Maturity Date (as defined in Section 4 hereof) to the order of Purchaser, at the office of Purchaser located at [_________________], or such other address designated by Purchaser, in lawful money of the United States of America and in immediately available funds, the principal amount of One Million Dollars and 00/100 ($1,000,000.00).   Borrower acknowledges and agrees that this Note is intended to be an original discount note, and therefore the aggregate cash payments received by Borrower and its subsidiaries from the Purchasers (as defined in the Purchase Agreement) will total only $1,920,000, notwithstanding that the aggregate original principal amount of the Notes (as defined below) total $2,000,000.

1.           PURCHASE AGREEMENT.  This Senior Secured Bridge Note (the “Note”) is one of two identical notes (except with respect to principal amount) (collectively, the “Notes”) purchased under that certain Note Purchase Agreement, dated as of June 3, 2011, between Borrower and Purchaser and one other purchaser of Notes (as may be amended from time to time, the “Purchase Agreement”).  The Purchaser is entitled to the benefits and subject to certain obligations under the Purchase Agreement and may enforce the agreements of Borrower contained therein and exercise the remedies provided thereby.  All capitalized words and phrases used herein and not otherwise specifically defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement to the extent the same are used or defined therein.

2.           HEADINGS, ETC.  The headings and captions of the numbered paragraphs of this Note are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.  Whenever used, the singular number shall include the plural, the plural the singular, and the words “Purchaser” and “Borrower” shall include, respectively, their respective successors and assigns; provided, however, that Borrower shall in no event or under any circumstance have the right to assign or transfer its obligations under this Note.

3.           SECURITY.  The obligations of Borrower hereunder shall be immediately secured by (a) pledges of (i) 6.00 million shares in the aggregate for the two Notes of the issued and outstanding shares of capital stock of the Borrower that are presently owned by Atlantis Group HF, an Icelandic company (“Atlantis”) and (ii) a portion (determined in accordance with the terms of the Purchase Agreement) of the inventory of Baja Aqua-Farms S.A. de C.V., a Mexican company (“Baja”), whether presently owned or hereinafter acquired, and any proceeds arising in connection with the sale or disposition of such inventory.

4.           MATURITY.  This Note shall mature on June 30, 2011, unless such date shall be otherwise extended in writing by a Purchaser in its sole discretion (such date, the “Maturity Date”).  On the Maturity Date, all outstanding principal and any accrued and unpaid fees due and owing under this Note, shall be immediately paid by Borrower.

5.           DEFAULT RATE; PAYMENT.

(a)          If all of the principal amount of this Note and the fees payable thereon shall not be repaid when due whether on the applicable repayment date, by acceleration or otherwise, the Company shall immediately pay to Purchaser an amount equal to five percent (5%) of the principal amount outstanding under this Note as of the date that such obligations under this Note become due and payable.

(b)          Notwithstanding anything hereunder, if by the close of business on June 10, 2011, for any reason whatsoever, the Company fails to deliver the Baja Subsidiary Security Agreement to the Purchasers consistent with the terms set forth in Section 3.2 of the Purchase Agreement, including without limitation, delivery of evidence, reasonably satisfactory to the Purchaser, that the value of Baja Inventory shall not be less than two times the sum of the outstanding Principal Amount under the Notes, then, the Company shall immediately pay to Purchasers a fee equal to 1% of the original Principal Amount of the Notes.  For the avoidance of doubt, the failure to satisfy such obligations prior to June 10, 2011 shall not cause an Event of Default hereunder unless such failure is continuing on June 20, 2011 pursuant to Section 9(e) hereof.  Notwithstanding anything herein to the contrary, in the event that the Company is obligated to pay a fee to Purchasers pursuant to both this Section 5(b) and Section 5(c), the aggregate amount of such fee shall not exceed 1% of the original Principal Amount of the Notes.

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(c)          Notwithstanding anything hereunder, if by the close of business on June 10, 2011, for any reason whatsoever, the Company fails to deliver the Subordination Agreements to the Purchasers consistent with the terms set forth in Section 6.2(d) of the Purchase Agreement, then, the Company shall immediately pay to Purchasers a fee equal to 1% of the original Principal Amount of the Notes.  For the avoidance of doubt, the failure to satisfy such obligations prior to June 10, 2011 shall not cause an Event of Default hereunder unless such failure is continuing on June 20, 2011 pursuant to Section 9(e) hereof.   Notwithstanding anything herein to the contrary, in the event that the Company is obligated to pay a fee to Purchasers pursuant to both this Section 5(c) and Section 5(b), the aggregate amount of such fee shall not exceed 1% of the original Principal Amount of the Notes.

(d)          All payments to be made by Borrower hereunder shall be made, without setoff or counterclaim, in lawful money of the United States by check or wire transfer in immediately available funds.

6.            VOLUNTARY AND MANDATORY PREPAYMENT; PAYMENT RIGHTS UPON MERGER, CONSOLIDATION, ETC.;

(a)          The Borrower shall have the right to prepay the principal amount of this Note at any time upon one (1) days prior written notice to Purchaser.

(b)          If, at any time, prior to the Maturity Date, Borrower proposes to consolidate or effect any other corporate reorganization with, or merge into, another corporation or entity that previously did not hold, directly or indirectly, more than twenty percent (20%) of Borrower’s Common Stock, whereby  such corporation or entity immediately subsequent to such consolidation, merger or reorganization will own capital stock of Borrower or entity surviving such merger, consolidation or reorganization representing more than fifty (50%) percent of the combined voting power of the outstanding securities of Borrower or such entity immediately after such consolidation, merger or reorganization, or has the right to elect nominees to a represent a majority of Borrower’s Board of Directors (a “Change of Control Event”), then Borrower shall provide Purchaser with at least ten (10) days’ prior written notice of any such proposed action, and Purchaser will, at its option, have the right to demand immediate payment of all amounts due and owing under this Note (including all accrued and unpaid fees) in cash or in Borrower’s Common Stock valued at the closing price of Borrower’s Common Stock on the date of the mailing of such written notice.  Purchaser will give Borrower written notice of such demand within five (5) days after receiving notice of the Change of Control Event.  All amounts due and owing hereunder shall be paid by Borrower to Purchaser within five (5) days from the date of such written notice via federal funds wire transfer(s) of immediately available funds, or in the case of the issuance of Borrower’s Common Stock in lieu of cash, the issuance shall take place prior to the consummation of the Change of Control Event, in accordance with written instructions provided to Borrower by Purchaser.

7.           ASSURANCES WITH RESPECT OF PURCHASER RIGHTS.  Borrower shall not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, intentionally avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower and shall at all times in good faith assist in the carrying out of all the provisions of this Note and in taking of all such actions as may be necessary or appropriate in order to protect the rights of Purchaser against impairment.

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8.           SENIOR INDEBTEDNESS.  Subject to Section 16, this Note shall be senior to all other Indebtedness of the Borrower, provided, that this Note shall be pari passu in right of payment with the UTA Notes.

9.           EVENTS OF DEFAULT.  If any of the following events (each, an “Event of Default”) shall occur and be continuing:

(a)          Borrower shall fail to pay any amount payable under this Note or any other Transaction Document within three (3) business days after such payment becomes due in accordance with the terms hereof;

(b)          Borrower or any Subsidiary shall fail to pay when due, and it shall continue unremedied for a period of ten (10) calendar days, whether upon acceleration, prepayment obligation or otherwise, any indebtedness and/or other sums payable by Borrower or any Subsidiary (other than indebtedness owed to Purchaser under this Note and the other Transaction Documents); provided that, it shall not constitute an Event of Default pursuant to this subsection (b) unless the aggregate amount of all such indebtedness referred to above exceeds $250,000 at any one time;

(c)          dissolution, termination of existence, suspension (unless fully covered by business interruption insurance) or discontinuance of business (other than as a result of a consolidation of one or more of Borrower’s subsidiaries with Borrower or another subsidiary) or ceasing to operate as going concern of Borrower or any Subsidiary;

(d)          any material representation or warranty made by Borrower herein, in the Purchase Agreement or in any other agreement, certificate or instrument contemplated by this Note or the Purchase Agreement or that is contained in any certificate, document or financial or other statement furnished by Borrower at any time under or in connection with this Note or the Purchase Agreement shall have been incorrect in any material respect on or as of the date made or deemed made;

(e)          the failure by the Company, for any reason whatsoever, to deliver to the Purchaser, (i) by the close of business on June 20, 2011, the Baja Subsidiary Security Agreement consistent with the terms set forth in Section 3.2 of the Purchase Agreement, including, without limitation, delivery of evidence reasonably satisfactory to the Purchaser that the value of the Baja Inventory shall not be less than two times the sum of the outstanding Principal Amount under the Notes or (ii) by the close of business on June 15, 2011, the Subordination Agreements consistent with the terms set forth in Section 6.2(d) of the Purchase Agreement;

(f)          any portion of the Collateral is subjected to a levy of execution, attachment or other judicial process or any portion of the Collateral is the subject of a claim (other than by the Pledgee) of a Lien or other right or interest in or to the Collateral and such levy or claim shall not be cured, disputed or stayed within a period of forty-five (45) days after the occurrence thereof;

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(g)          Borrower shall default, in any material respect, in the observance or performance of any obligation or agreement contained in this Note, Sections 6.2, 9 and 11 of the Purchase Agreement, the Baja Subsidiary Security Agreement, or any other agreement or instrument contemplated by the Transaction Documents, and such default shall continue unremedied for a period of ten (10) days after written notice to Borrower of such default; or

(h)          (i) Borrower or any Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of forty-five (45) days; or (iii) there shall be commenced against Borrower or any Subsidiary any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within forty-five (45) days from the entry thereof; or (iv) Borrower or any Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (i), (ii) or (iii) above; or (v) Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, (1) if such event is an Event of Default specified in subsection (h) above of this Section 9 with respect to Borrower, automatically this Note (with all accrued and unpaid fees thereon) and all other amounts owing under this Note shall immediately become due and payable, and (2) if such event is any other Event of Default, Purchasers constituting the Required Majority may, by written notice to Borrower, declare the Notes (with all accrued and unpaid fees thereon) and all other amounts owing under this Note to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided in this Section 9, presentation, demand, protest and all other notices of any kind are hereby expressly waived by Borrower.

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10.           ENFORCEABILITY.  The Borrower acknowledges that this Note and Borrower’s obligations under this Note are and shall at all times continue to be absolute and unconditional in all respects, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Note and the obligations of Borrower under this Note or the obligations of any other Person relating to this Note.  The Transaction Documents set forth the entire agreement and understanding of Purchaser and Borrower, and Borrower absolutely, unconditionally and irrevocably waives any and all right to assert any set-off, counterclaim or crossclaim of any nature whatsoever with respect to this Note or the obligations of Borrower hereunder, or the obligations of any other Person relating hereto or thereto or to the obligations of Borrower hereunder or otherwise in any action or proceeding brought by Purchaser to collect on the Note, or any portion thereof (provided, however, that the foregoing shall not be deemed a waiver of Borrower’s right to assert any compulsory counterclaim maintained in a court of the United States, or of the State of New York if such counterclaim is compelled under local law or rule of procedure, nor shall the foregoing be deemed a waiver of Borrower’s right to assert any claim which would constitute a defense, setoff, counterclaim or crossclaim of any nature whatsoever against Purchaser in any separate action or proceeding).  The Borrower acknowledges that no oral or other agreements, conditions, promises, understandings, representations or warranties exist with respect to the Transaction Documents or with respect to the obligations of Borrower thereunder, except those specifically set forth in the Transaction Documents.  Borrower agrees to pay all costs and expenses of Purchaser related to Purchaser’s enforcement of the obligations of Borrower hereunder and the collection of all sums payable hereunder, including but not limited to reasonable attorneys’ fees and expenses, irrespective of whether litigation is commenced.  Any such amounts shall be payable on demand, with interest at a monthly interest rate of five percent (5%).

11.           WAIVER.  Borrower waives presentment, demand for payment, notice of dishonor and any or all notices or demands in connection with the delivery, acceptance, performance, default or enforcement of any Transaction Document now or hereafter required by applicable law, and consents to any or all delays, extensions of time, renewals or releases with respect to any Transaction Document, and of any available security therefor, and agrees that no failure or delay on the part of Purchaser, in the exercise of any power, right or remedy under this Note shall impair such power, right or remedy or shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude other or further exercise of such or any other power, right or remedy.  No notice to or demand on Borrower shall be deemed to be a waiver of the obligation of Borrower or of the right of Purchaser, to take further action without further notice or demand as provided in any of the Transaction Documents.

12.           AMENDMENTS.  This Note may not be modified, amended, changed or terminated orally, except by an agreement in writing signed by Borrower and the Purchaser or, to the extent that the provision sought to be amended is one that requires the approval of the Required Majority, then by an agreement in writing signed by Borrower and the Purchasers constituting the Required Majority.  Any amendment or waiver effected in accordance with this Section 12 shall be binding upon Borrower, Purchaser and each transferee of this Note.

13.           USURIOUS INTEREST RATE.  Notwithstanding anything to the contrary contained in this Note, the interest paid or agreed to be paid hereunder shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If Purchaser shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Note or, if it exceeds such unpaid principal, shall be refunded to Borrower. In determining whether the interest contracted for, charged, or received by Purchaser exceeds the Maximum Rate, Borrower may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of this Note.

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14.           NOTICES.  Any notice required or permitted by this Note shall be in writing and shall be deemed sufficient upon delivery, when delivered personally or by a nationally-recognized delivery service (such as Federal Express or UPS), or seventy-two (72) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and in all cases addressed to the party to be notified at such party’s address as set forth above or as subsequently modified by written notice.

15.           GOVERNING LAW; JURISDICTION; WAIVER OF JURY TRIAL.  This Note and all acts and transactions pursuant hereto shall be governed by and construed in accordance with the laws of the State of New Jersey, without regard to principles of conflicts of laws.  The Borrower hereby irrevocably consents to the exclusive jurisdiction of any federal or state court located in the State of New York and consents that all service of process be sent by nationally recognized overnight courier service directed to Borrower at Borrower’s address set forth herein and service so made will be deemed to be completed on the business day after deposit with such courier.  The Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both Purchaser and Borrower.  The Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.  THE BORROWER AND THE PURCHASER (BY ACCEPTANCE OF THIS NOTE) MUTUALLY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS THAT THEY MAY NOW OR HEREAFTER HAVE UNDER THE LAWS OF THE UNITED STATES OF AMERICA OR ANY STATE THEREOF TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY, INCLUDING, WITHOUT LIMITATION, ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS OR ACTIONS OF THE PURCHASER RELATING TO ENFORCEMENT OF THIS NOTE.  EXCEPT AS PROHIBITED BY APPLICABLE LAW, THE BORROWER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION RELATING TO ENFORCEMENT OF THIS NOTE ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES.  THIS WAIVER CONSTITUTES A MATERIAL INDUCEMENT FOR THE PURCHASER TO MAKE FUNDS AVAILABLE TO THE BORROWER AND TO ACCEPT THIS NOTE.

16.           PARI PASSU NOTES.  Purchaser acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all fees due hereunder shall be pari passu in right of payment and in all other respects with the other Notes.  In the event Purchaser receives payments in excess of its pro rata share of the Borrower’s payments to the holders of all of the Notes, then Purchaser shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

[Signature page follows]

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IN WITNESS WHEREOF, Borrower has duly executed this Senior Secured Bridge Note as of the date first written above.

BORROWER:

UMAMI SUSTAINABLE SEAFOOD INC.

By:
Name: Oli Valur Steindorsson
Title: President and Chief Executive Officer

Address:
1230 Columbia Street, Suite 1100
San Diego, CA 92101

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EXHIBIT B

Form of Atlantis Pledge and Security Agreement

PLEDGE AND SECURITY AGREEMENT

(By Atlantis Group HF, an Icelandic company, relating to the Equity Interests (as such term is defined herein) and any proceeds arising in connection with the sale or disposition of such Equity Interests.)

This PLEDGE AND SECURITY AGREEMENT (as amended, restated or otherwise modified from time to time, this “Agreement”) is entered into as of June 3, 2011, by and between Atlantis Group HF, an Icelandic company (the “Pledgor,” or the “Company”) and individuals listed on Schedule 1 attached hereto (each a “Pledgee,” and, collectively, the “Pledgees”).

RECITALS

WHEREAS, pursuant to that certain Note Purchase Agreement, dated as of June 3, 2011 (as amended, restated or otherwise modified from time to time, the “Purchase Agreement”), by and among Umami Sustainable Seafood Inc., a Nevada corporation (“Borrower”) and the Pledgees, Borrower has requested that the Pledgees make a loan or loans available to Borrower in the aggregate principal amount of up to $2,000,000, and the Pledgees have agreed to make such loans available to Borrower as set forth in the Purchase Agreement;

WHEREAS, Pledgor is a shareholder of Borrower and the borrowings under the Purchase Agreement by the Borrower will confer direct economic benefit upon the Pledgor; and

WHEREAS, in order to induce the Pledgees to provide the financial accommodations described in the Purchase Agreement, the Pledgor has agreed to pledge and grant a security interest in the collateral described herein to the Pledgees, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of these premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Definitions.  Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Purchase Agreement.  The term “Proceeds,” which is defined in the Uniform Commercial Code in effect in the State of New York on the date hereof (the “UCC”) is used herein as so defined.

2.           Pledge and Grant of Security Interest.  To secure the prompt payment and performance in full when due, whether by lapse of time or otherwise, of the aggregate amount of the Notes, and all of the other Secured Obligations (as defined below), the Pledgor hereby pledges, assigns, hypothecates and grants to the Pledgees a first priority lien on and security interest in and charge on (the “Security Interest”) any and all right, title and interest of the Pledgor in and to the following, whether now owned or existing or whether owned, acquired, or arising hereafter (collectively, the “Collateral”):

(a)           Umami Equity Interests. 6,000,000 shares of capital stock of Borrower, presently owned, either directly or indirectly, by the Company (the “Equity Interests”), with each Purchaser receiving a pledge of Equity Interests totaling approximately three (3) shares of capital stock of Borrower for every dollar of Principal Amount of the Note purchased by the respective Purchaser pursuant to the Purchase Agreement.  The number of pledged shares to which each Purchaser is entitled hereunder is set forth on Schedule 1 hereto.

(b)           Proceeds. All Proceeds received, directly or indirectly, by Pledgor in connection with the sale or disposition of the Equity Interests, however and whenever acquired and in whatever form, with each Purchaser receiving a pledge of a pro-rata portion of the aggregate Proceeds subject hereto based on such Purchaser’s interests in the Equity Interests pledged pursuant to Section 2(a) hereunder (the “Proceeds,” together with the Equity Interests, the “Collateral”).

3.           Security for Secured Obligations.  The Security Interest created hereby in the Collateral constitutes continuing collateral security for the following obligations (collectively, the “Secured Obligations”): (a) the aggregate principal amount, interest and other payment obligations due, or which may  become due, under the Notes, (b) all other obligations and liabilities of Borrower and/or the Pledgor to the Pledgees under the Purchase Agreement and the Transaction Documents, and (c)  all other obligations and liabilities of the Borrower and/or Pledgor to the Pledgees under this Agreement (the Notes, the Purchase Agreement, the Transaction Documents and this Agreement, as each may be amended, restated, modified and/or supplemented from time to time, collectively, the “Documents”), whether now existing or hereafter arising, direct or indirect, liquidated or unliquidated, absolute or contingent, due or not due and whether under, pursuant to or evidenced by a note, agreement, guaranty, instrument or otherwise (in each case, irrespective of the genuineness, validity, regularity or enforceability of such Secured Obligations, or of any instrument evidencing any of the Secured Obligations or of any collateral therefor or of the existence or extent of such collateral, and irrespective of the allowability, allowance or disallowance of any or all of such Secured Obligations in any case commenced by or against Borrower and/or the Pledgor under Title 11, United States Code, including, without limitation, obligations of Borrower and/or the Pledgor for post-petition interest, fees, costs and charges that would have accrued or been added to the Secured Obligations but for the commencement of such case).

4.           Delivery of the Collateral.  The Pledgor hereby agrees that:

(a)           Delivery of Certificates.  The Pledgor shall deliver to each Pledgee or their designee all certificates and instruments constituting the Equity Interests pledged to the respective Pledgee hereunder.  Prior to delivery to each Pledgee or its designee, all such certificates and instruments constituting the Equity Interests shall be held in trust by the Pledgor for the benefit of such Pledgee pursuant hereto.  All such certificates shall be delivered in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, substantially in the form provided in Exhibit 1 attached hereto.

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(b)           Additional Securities.  If the Pledgor shall receive by virtue of it being or having been the owner of the Collateral, any (i) stock certificate, membership certificate or other certificate representing stock or a membership or partnership interest, including without limitation, any certificate representing a dividend or distribution in connection with any increase or reduction of capital, reclassification, merger, consolidation, sale of assets, combination of shares of stock or membership or equity or partnership interests, stock splits, spin-off or split-off, promissory notes or other instruments; (ii) option or right, whether as an addition to, substitution for, or an exchange for, the Collateral or otherwise; (iii) dividends payable in securities; or (iv) distributions of securities in connection with a partial or total liquidation, dissolution or reduction of capital, capital surplus or paid-in surplus, then the Pledgor shall receive such certificate, instrument, option, right, dividend or distribution in trust for the benefit of each Pledgee, shall segregate it from the Pledgor’s other property and shall promptly deliver it to each Pledgee in the exact form received together with any necessary endorsement and/or appropriate stock power, membership interest power or partnership interest power, as applicable, duly executed in blank, substantially in the form provided in Exhibit 1, to be held by the Pledgees as Collateral and as further collateral security for the Secured Obligations.

(c)           Financing Statements.  The Pledgor authorizes the Pledgees to file such UCC (as defined in Section 1 above) or other applicable financing statements, as may be reasonably requested by the Pledgees in order to perfect and protect the Security Interest created hereby in the Collateral.

5.           Other Obligations of the Pledgor.

(a)           Waiver.  The Pledgor hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations and this Agreement and any requirement that the Pledgees exhaust any right or take any action against the Company or any other Person or any collateral.

(b)           Subrogation.  The Pledgor will not exercise any rights which the Pledgor may acquire by way of subrogation under this Agreement, by any payment made hereunder or otherwise until all the Secured Obligations shall have been paid in full (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and other Documents).  If any amount shall be paid to the Pledgor on account of such subrogation rights at any time when all the Secured Obligations shall not have been paid in full (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and other Documents), such amount shall be held in trust for the benefit of the Pledgees and shall forthwith be paid to the Pledgees to be credited and applied upon the Secured Obligations, whether matured or unmatured, in any order which it may, in its discretion, elect.  If (i) the Pledgor shall make payment to the Pledgees of all or any part of the Secured Obligations and (ii) all the Secured Obligations shall be paid in full (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and other Documents), the Pledgees will, at the Pledgor’s request, execute and deliver to the Pledgor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to the Pledgor of an interest in the Secured Obligations resulting from such payment by the Pledgor.

6.           Representations and Warranties.  The Pledgor hereby represents and warrants to the Pledgees that as of the date hereof:

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(a)           Authorization of the Equity Interests.  The Equity Interests are duly authorized and validly issued, are fully paid and nonassessable and are not subject to the preemptive rights of any Person.

(b)           Title.  The Pledgor has good and indefeasible title to the Collateral and will at all times be the legal and beneficial owner of such Collateral free and clear of any attachments, levies, taxes, liens, security interests, hypothecations and encumbrances of every kind and nature (“Liens”) other than Permitted Liens.  There exists no “adverse claim” within the meaning of Section 8-102 of the UCC with respect to the Equity Interests.

(c)           Exercising of Rights.  To the best of the Pledgor’s Knowledge, so long as done in accordance with laws affecting the offering and sale and/or purchase of securities and the UCC or other relevant law in the applicable jurisdiction, the exercise by the Pledgees of their rights and remedies hereunder will not violate any law or governmental regulation or any material contractual restriction binding on or affecting the Pledgor, the Collateral or any of the Pledgor’s other property.

(d)           Pledgor’s Authority.  No authorization, approval or action by, and no notice or filing with any governmental authority or with the issuer of any Equity Interests is required either (i) for the pledges made by the Pledgor or for the granting of the Security Interest by the Pledgor pursuant to this Agreement or (ii) to the best of the Pledgor’s Knowledge, for the exercise by the Pledgees of their rights and remedies hereunder (except as may be required by laws affecting the offering and sale and/or purchase of securities and those that have already been obtained).

(e)           Security Interest/Priority.  This Agreement creates a valid first priority Security Interest and charge in favor of the Pledgees in the Collateral, under the UCC.  The taking possession by the Pledgees of the certificates representing the Equity Interests will perfect and establish the first priority of the Pledgees’ Security Interest in the Equity Interests.  The filing of the financing statements with the District of Columbia with respect to the Proceeds will perfect and establish the first priority of the Pledgees’ security interest in the Proceeds, to the extent Pledgor has or may acquire rights in such Proceeds.  Except as set forth in this Section 6(e), no action is necessary to perfect or otherwise protect the Pledgees’ Security Interest in the Collateral.

(f)           Litigation.  There are no pending or, to Pledgor’s Knowledge, threatened actions or proceedings before any court, judicial body, administrative agency or arbitrator which may materially adversely affect the Collateral;

(g)           Power and Authority.  The Pledgor has the requisite power and authority to enter into this Agreement and any related documents, perform its obligations hereunder and thereunder and to pledge and assign the Collateral to the Pledgees in accordance with the terms of this Agreement;

(h)           Transfer Restrictions.  There are no provisions contained in the certificate of incorporation or by-laws (or equivalent organizational documents) of the Pledgor or Borrower, or any other documents or agreements, that impose any form of restriction on the transfer of the Equity Interests which have not otherwise been enforceably and legally waived by the necessary parties;

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(i)           Securities Laws.  None of the shares of the Equity Interests have been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject;

(j)           Grant of Security Interest.  The pledge and assignment of the Equity Interests and the grant of a Lien in the Collateral under this Agreement vest in the Pledgees all rights of the Pledgor in the Collateral as contemplated by this Agreement; and

(k)           Principal Addresses; Legal or Other Names. The location of Pledgor’s chief executive office, offices, warehouses, other locations of Collateral and locations where records with respect to Collateral are kept (including in each case the county of such locations) are as set forth in Exhibit 3 and, except as set forth in such Schedule, such locations have not changed during the preceding twelve months.  As of the date hereof, during the prior five years, except as set forth in Exhibit 3, Pledgor has not been known as or conducted business under any other name (including trade names).

7.           Covenants.  The Pledgor hereby covenants that so long as any of the Secured Obligations remain outstanding (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and the other Documents) or any Document is in effect, the Pledgor shall:

(a)           Books and Records.  Mark its books and records (and shall cause Borrower to mark its books and records) to reflect the Security Interest granted to the Pledgees pursuant to this Agreement and the other Documents, including entering particulars of the share pledge in the share register of Borrower.

(b)           Defense of Title.  Warrant and defend title to and ownership of the Collateral at its own reasonable expense against the claims and demands brought against the Pledgee and/or Pledgor by any other parties claiming an interest therein, keep the Collateral free from all Liens (other than Liens permitted by the Purchase Agreement), and not sell, exchange, transfer, convey, assign, lease or otherwise dispose of its rights in or to the Collateral or any interest therein nor create, incur or permit to exist any Lien whatsoever with respect to any of the Collateral or the proceeds thereof other than that created hereby or as otherwise permitted by the Purchase Agreement.

(c)           Defend Against Claims.  The Pledgor will, at its reasonable expense, defend each Pledgee’s right, title and security interest in and to the Collateral against the claims of any other party.

(d)           Additional Equity Interests.  Not consent to or approve the issuance to the Pledgor of (i) any additional shares of any class of capital stock or other equity interests of Borrower or (ii) any securities convertible either voluntarily by the holder thereof or automatically upon the occurrence or nonoccurrence of any event or condition into, or any securities exchangeable for, shares of Borrower’s capital stock, unless, in either case, 100% of such shares and/or convertible securities are pledged as Collateral pursuant to this Agreement.

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(e)           Further Assurances.  Promptly execute and deliver at its expense all further instruments and documents and take all further action that may be reasonably necessary and desirable or that the Pledgees may reasonably request in order to (i) perfect and protect the Lien created hereby in the Collateral (including, without limitation, any and all action necessary to satisfy the Pledgees that the Pledgees have obtained a first priority perfected Security Interest in the Equity Interests); (ii) enable the Pledgees to exercise and enforce hereunder with respect to  their rights and remedies relating to the Collateral; and (iii) otherwise effect the purposes of this Agreement, including, without limitation and if requested by the Pledgees, (A) delivering to the Pledgees irrevocable proxies with respect to the Collateral, which irrevocable proxies will be strictly and only used for the purpose of allowing the Pledgees to perfect and protect the Security Interest granted or purported to be granted hereby or to enable the Pledgees to exercise and enforce their rights and remedies hereunder with respect to the Collateral, but only in accordance with the terms of this Agreement following the occurrence of an Event of Default and (B) executing and delivering, and causing the issuer of such Equity Interests to execute and deliver, to Pledgees a control acknowledgment (“Control Acknowledgement”)  substantially in the form of Exhibit 2 with respect to the Equity Interests.  The Pledgor shall cause the issuer to acknowledge in writing its receipt and acceptance thereof.  Such Control Acknowledgement shall instruct such issuer to follow instructions from the Pledgees without any Pledgor’s consultation or consent.

(f)           Amendments.  Not make or consent to any amendment or other modification or waiver with respect to any of the Collateral or enter into any agreement or allow to exist any restriction with respect to any of the Collateral other than pursuant hereto, including, without limitation, any amendment that would (i) impair the Collateral or adversely affect in any respect the rights, privileges, benefits and security interests provided to or intended to be provided to the Pledgees or (ii) that in any way adversely affects the perfection of the Security Interest of the Pledgees in the Collateral.

(g)           Compliance with Securities Laws.  File all reports and other information now or hereafter required to be filed by the Pledgor with the United States Securities and Exchange Commission and any other state, federal or foreign agency in connection with the ownership of the Collateral.

(h)           Subordination of Rights of Payment and Application of Proceeds.  At all times following the occurrence and during the continuance of an Event of Default (after giving effect to all applicable notice and cure rights), distribute to Pledgees any cash dividends or distributions received in respect of the Equity Interests and all such amounts shall be immediately utilized by the Pledgees to repay the Notes and other obligations of the Pledgor to the Pledgees.

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8.           Advances by the Pledgees. Upon the occurrence and during the continuance of an Event of Default (after giving effect to all applicable notice and cure rights), the Pledgees may, in their sole option and discretion, take all such action as they deem appropriate and in so doing may expend such sums as the Pledgees may reasonably deem advisable in the performance thereof, including, without limitation, the payment of any insurance premiums, the payment of any taxes, a payment to obtain a release of a Lien or potential Lien, expenditures made in defending against any adverse claim and all other expenditures which the Pledgees may make for the protection of the Collateral hereof or which may be compelled to make by operation of law.  All such sums and amounts so expended shall be reimbursed by the Pledgor promptly upon timely notice thereof and demand therefore and shall constitute additional Secured Obligations.  No such performance of any covenant or agreement by the Pledgees on behalf of the Pledgor, and no such advance or expenditure therefor, shall relieve the Pledgor of any default under the terms of this Agreement or the other Documents.  The Pledgees may make any payment hereby authorized in accordance with any bill, statement or estimate procured from the appropriate public office or holder of the claim to be discharged without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax assessment, sale, forfeiture, tax lien, title or claim except to the extent such payment is being contested in good faith by the Pledgor in appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP.

9.           Events of Default.  An Event of Default (as defined in the Notes) shall constitute an event of default (“Event of Default”) hereunder.

10.         Remedies.

(a)           General Remedies.  Upon the occurrence of an Event of Default and during the continuation thereof, the Pledgees shall have, in respect of the Collateral, in addition to the rights and remedies provided herein, in the Documents or by law, the rights and remedies of a secured party under the UCC or any other applicable law.  In addition, the Pledgees may exercise all corporate rights with respect to the Collateral including, without limitation, all rights of conversion, exchange, subscription or any other rights, privileges or options pertaining to any shares of the Collateral as if it were the absolute owner thereof, including, but without limitation, the right to exchange, at its discretion, any or all of the Collateral upon the merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof, or upon the exercise by the issuer of any right, privilege or option pertaining to any of the Collateral, and, in connection therewith, to deposit and deliver any and all of the Collateral with any committee, depository, transfer agent, registrar or other designated agent upon such terms and conditions as it may determine, all without liability except to account for property actually received by it.

(b)           Transfer and Sale of Collateral.  Upon the occurrence of an Event of Default and during the continuation thereof, without limiting the generality of this Section and without notice, the Pledgees may, in its sole discretion, sell or otherwise dispose of or realize upon the Collateral, or any part thereof, in one or more parcels, at public or private sale, at any exchange or broker’s board or elsewhere, at such price or prices and on such other terms as the Pledgees may deem commercially reasonable, for cash, credit or for future delivery or otherwise in accordance with applicable law.  To the extent permitted by law, the Pledgees may in such event bid for the purchase of such securities.  The Pledgor agrees that, to the extent notice of sale shall be required by law and has not been waived by such Pledgor, any requirement of reasonable notice shall be met if notice, specifying the place of any public sale or the time after which any private sale is to be made, is personally served on or mailed, postage prepaid, to the Pledgor, in accordance with the notice provisions of the Purchase Agreement at least ten (10) days before the time of such sale.  The Pledgees shall not be obligated to make any sale of the Collateral regardless of notice of sale having been given.  The Pledgees may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.  At any such sale, unless prohibited by applicable law, the Pledgees may bid for and purchase the whole or any part of the Collateral so sold free from any such right or equity of redemption.  All moneys received by the Pledgees hereunder, whether upon sale of the Collateral or any part thereof or otherwise, shall be held by the Pledgees and applied by it as provided in Section 16 hereof.  No failure or delay on the part of the Pledgees in exercising any rights hereunder shall operate as a waiver of any such rights nor shall any single or partial exercise of any such rights preclude any other or future exercise thereof or the exercise of any other rights hereunder.  The Pledgees shall have no duty as to the collection or protection of the Collateral or any income thereon nor any duty as to preservation of any rights pertaining thereto, except to apply the funds in accordance with the requirements of Section 16 hereof.  The Pledgees may exercise their rights with respect to property held hereunder without resort to other security for or sources of reimbursement for the Secured Obligations.  In addition to the foregoing, the Pledgees shall have all of the rights, remedies and privileges of a secured party under the UCC regardless of the jurisdiction in which enforcement hereof is sought.

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(c)           Private Sale.  The Pledgor recognizes that the Pledgees may be unable to effect (or to do so only after delay which would adversely affect the value that might be realized from the Collateral) or may deem it impracticable to effect a public sale of all or any part of the Equity Interests constituting the Collateral and that the Pledgees may, therefore, determine to make one or more private sales of any such collateral to a restricted group of purchasers who will be obligated to agree, among other things, to acquire such securities for their own account, for investment and not with a view to the distribution or resale thereof.  The Pledgor acknowledges that any such private sale may be at prices and on terms less favorable to the seller than the prices and other terms which might have been obtained at a public sale and, notwithstanding the foregoing, agrees that such private sale shall be deemed to have been made in a commercially reasonable manner and, assuming that the private sale is being made pursuant to an exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), that the Pledgees shall have no obligation to delay sale of any such securities for the period of time necessary to permit the issuer of such securities to register such securities for public sale under the Securities Act.  The Pledgor further acknowledges and agrees that any offer to sell such securities which has been made privately in the manner described above shall be deemed to involve a “public sale” under the UCC, notwithstanding that such sale may not constitute a “public offering” under the Securities Act, and the Pledgees may, in such event, bid for the purchase of such securities.

(d)           Retention of Collateral.  Without limiting the application of, and Pledgees’ rights under Section 7(h) of this Agreement, in addition to the rights and remedies hereunder, upon the occurrence and during the continuance of an Event of Default, the Pledgees may, after providing the notices required by Section 9-620 of the UCC or otherwise complying with the requirements of applicable law of the relevant jurisdiction, retain all or any portion of the Collateral in satisfaction of the Secured Obligations.  Unless and until the Pledgees shall have provided such notices, however, the Pledgees shall not be deemed to have retained the Collateral in satisfaction of any Secured Obligations for any reason.

11.           Release of Collateral.  The Pledgees may release any of the Collateral from this Agreement or may substitute any of the Collateral for other Collateral without altering, varying or diminishing in any way the force, effect or Lien of this Agreement as to any Collateral not expressly released or substituted, and this Agreement shall continue as a first priority Lien on all Collateral not expressly released or substituted.

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12.           Waiver of Marshaling.  The Pledgor hereby waives any right to compel any marshaling of any of the Collateral.

13.           No Waiver.  Any and all of the Pledgees’ rights with respect to the rights granted under this Agreement shall continue unimpaired, and the Pledgor shall be and remain obligated in accordance with the terms hereof, notwithstanding (a) the bankruptcy, insolvency or reorganization of the Pledgor, (b) the release or substitution of any item of the Collateral at any time, or of any rights or interests therein, or (c) any delay, extension of time, renewal, compromise or other indulgence granted by the Pledgees in reference to any of the Secured Obligations.  The Pledgor hereby waives all notice of any such delay, extension, release, substitution, renewal, compromise or other indulgence, and hereby consents to be bound hereby as fully and effectively as if the Pledgor had expressly agreed thereto in advance.  No delay or extension of time by the Pledgees in exercising any power of sale, option or other right or remedy hereunder, and no failure by the Pledgees to give notice or make demand, shall constitute a waiver thereof, or limit, impair or prejudice the Pledgees’ right to take any action against any Pledgor or to exercise any other power of sale, option or any other right or remedy.

14.           Expenses.  The Collateral shall secure, and the Pledgor shall pay to the Pledgees on demand, from time to time, all reasonable costs and expenses (including but not limited to, reasonable attorneys’ fees and costs, taxes, and all transfer, recording, filing and other charges) of, or incidental to, the custody, care, transfer, administration of the Collateral or any other collateral, or in any way relating to the enforcement, protection or preservation of the rights or remedies of the Pledgees under this Agreement or with respect to any of the Secured Obligations.

15.           Rights of the Pledgees.

(a)           Power of Attorney.  The Pledgor hereby designates and appoints each of the Pledgees, severally and not jointly, and each of their designees or agents as attorney-in-fact of the Pledgor, irrevocably and with power of substitution, with authority to take any or all of the following actions, which power of attorney shall become effective upon the occurrence and during the continuance of an Event of Default:

(i)           to demand, collect, settle, compromise, adjust and give discharges and releases concerning the Collateral, all as the Pledgees may reasonably determine;

(ii)          to commence and prosecute any actions at any court for the purposes of collecting any of the Collateral and enforcing any other right in respect thereof;

(iii)         to defend, settle or compromise any action brought and, in connection with the Collateral, give such discharge or release as the Pledgees may deem reasonably appropriate;

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(iv)         to pay or discharge taxes or Liens levied or placed on or threatened against the Collateral;

(v)          to direct any parties liable for any payment under any of the Collateral to make payment of any and all monies due and to become due thereunder directly to the Pledgees or as the Pledgees shall direct;

(vi)         to receive payment of and receipt for any and all monies, claims, and other amounts due and to become due at any time in respect of or arising out of any Collateral;

(vii)        to sign and endorse any drafts, assignments, proxies, stock powers, membership interest powers, partnership interest powers, verifications, notices and other documents relating to the Collateral;

(viii)       to settle, compromise or adjust any suit, action or proceeding described above and, in connection therewith, to give such discharges or releases as the Pledgees may deem reasonably appropriate;

(ix)          to execute and deliver all assignments, conveyances, statements, financing statements, renewal financing statements, pledge agreements, affidavits, notices and other agreements, instruments and documents that the Pledgees may determine necessary in order to perfect and maintain the Security Interests granted in this Agreement and in order to fully consummate all of the transactions contemplated therein;

(x)           to exchange any of the Collateral or other property upon any merger, consolidation, reorganization, recapitalization or other readjustment of the issuer thereof and, in connection therewith, deposit any of the Collateral with any committee, depository, transfer agent, registrar or other designated agency upon such terms as the Pledgees may determine;

(xi)          to vote for a shareholder, partner or member resolution, or to sign an instrument in writing, sanctioning the transfer of any or all of the Collateral into the name of the Pledgees or into the name of any transferee to whom the Collateral or any part thereof may be sold pursuant to Section 10 hereof; and

(xii)         to do and perform all such other acts and things as the Pledgees may reasonably deem to be necessary, proper or convenient in connection with the Collateral.

This power of attorney is a power coupled with an interest and upon the occurrence and during the continuance of an Event of Default shall be irrevocable for so long as any of the Secured Obligations remain outstanding (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and the other Documents) and any Document is in effect.  The Pledgees shall be under no duty to exercise or withhold the exercise of any of the rights, powers, privileges and options expressly or implicitly granted to the Pledgees in this Agreement, and shall not be liable for any failure to do so or any delay in doing so.  The Pledgees shall not be liable for any act or omission or for any error of judgment or any mistake of fact or law in its individual capacity or its capacity as attorney-in-fact except acts or omissions resulting from its gross negligence or willful misconduct.  This power of attorney is conferred on the Pledgees solely to protect, preserve and realize upon its security interest in Collateral.

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(b)           Performance by the Pledgees of the Pledgor’s Obligations.  If the Pledgor fails to perform any agreement or obligation contained herein, the Pledgees themselves may perform, or cause performance of, such agreement or obligation, and the expenses of the Pledgees incurred in connection therewith shall be payable by the Pledgor pursuant to Section 8 hereof.

(c)           Assignment by the Pledgees.  The Pledgees may from time to time assign the Secured Obligations and any portion thereof and/or, upon and following an Event of Default, the Collateral and any portion thereof, and the assignee shall be entitled to all of the rights and remedies of the Pledgees under this Agreement in relation thereto.

(d)           The Pledgees’ Duty of Care.  Other than the exercise of reasonable care to assure the safe custody of the Collateral while being held by the Pledgees hereunder, the Pledgees shall have no duty or liability to preserve rights pertaining thereto, it being understood and agreed that the Pledgor shall be responsible for preservation of all rights in the Collateral, and the Pledgees shall be relieved of all responsibility for the Collateral upon surrendering it or tendering the surrender of it to the Pledgor.  The Pledgees shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which the Pledgees accords their own property, which shall be no less than the treatment employed by a reasonable and prudent Person in the industry, it being understood that the Pledgees shall not have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Collateral, whether or not the Pledgees have or is deemed to have knowledge of such matters; or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.

(e)           Voting Rights in Respect of the Collateral.

(i)           So long as no Event of Default shall have occurred and be continuing, to the extent permitted by law, the Pledgor may exercise any and all voting and other consensual rights pertaining to the Collateral or any part thereof for any purpose not inconsistent with the terms of this Agreement or any Document; and

(ii)           Upon the occurrence and during the continuance of an Event of Default, all rights of the Pledgor to exercise the voting and other consensual rights which they would otherwise be entitled to exercise pursuant to clause (i) of this subsection (e) shall cease and all such rights shall thereupon become vested in the Pledgees which shall then have the sole right to exercise such voting and other consensual rights.

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16.           Application of Proceeds.  Upon the occurrence of and during the continuance of an Event of Default, any payments in respect of the Secured Obligations and any proceeds of any Collateral, when received by the Pledgee in cash or its equivalent, will be applied as follows:  first, to all reasonable costs and expenses of the Pledgees (including, without limitation, reasonable attorneys’ fees and expenses) incurred in connection with the implementation and/or enforcement of this Agreement and/or any of the other Documents; second, to the principal amount of the Secured Obligations; third, to such of the Secured Obligations consisting of accrued but unpaid interest and fees; fourth, to all other amounts payable with respect to the Secured Obligations; and fifth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

17.           Costs of Counsel.  If at any time hereafter, whether upon the occurrence of an Event of Default or not, the Pledgees employ counsel to prepare or consider amendments, waivers or consents with respect to this Agreement, or to take action or make a response in or with respect to any legal or arbitral proceeding relating to this Agreement or relating to the Collateral, or to protect the Collateral or exercise any rights or remedies under this Agreement or with respect to the Collateral, then the Pledgor agrees to promptly pay upon demand any and all such reasonable documented costs and expenses incurred by the Pledgees, all of which costs and expenses shall constitute Secured Obligations hereunder.

18.           Continuing Agreement.

(a)           This Agreement shall be a continuing agreement in every respect and shall remain in full force and effect so long as any Secured Obligations shall remain unpaid and outstanding (other than indemnification and other contingent obligations which by their terms survive termination of the Purchase Agreement and the other Documents).

(b)           This Agreement shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the Secured Obligations is rescinded or must otherwise be restored or returned by the Pledgees as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, all as though such payment had not been made; provided that in the event payment of all or any part of the Secured Obligations is rescinded or must be restored or returned, all reasonable costs and expenses (including, without limitation, any reasonable legal fees and disbursements) incurred by the Pledgees in defending and enforcing such reinstatement shall be deemed to be included as a part of the Secured Obligations.

19.           Amendments; Waivers; Modifications.  This Agreement and the provisions hereof may not be amended, waived, modified, changed, discharged or terminated except in accordance with the terms of the Purchase Agreement.

20.           Successors in Interest.  This Agreement shall create a continuing Lien in the Collateral and shall be binding upon the Pledgor, its successors and assigns and shall inure, together with the rights and remedies of the Pledgees hereunder, to the Pledgees and their successors and permitted assigns; provided, however, that the Pledgor may not assign its rights or delegate its duties hereunder without the prior written consent of the Pledgees.  To the fullest extent permitted by law, the Pledgor hereby releases the Pledgees and their successors and permitted assigns, from any liability for any act or omission relating to this Agreement or the Collateral, except to the extent such liability arose from the gross negligence or willful misconduct of the Pledgees.

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21.           Notices.  All notices required or permitted to be given under this Agreement shall be in conformance with the Purchase Agreement.

22.           Counterparts.  This Agreement may be executed in any number of counterparts, each of which where so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.

23.           Headings.  The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

24.           Governing Law; Consent to Jurisdiction and Service of Process; Waiver of Jury Trial; Joinder.

(a)           THIS AGREEMENT AND THE STOCK POWER AND CONTROL ACKNOWLEDGEMENT DELIVERED PURSUANT HERETO SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

(b)           THE PLEDGOR HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THE PLEDGOR, ON THE ONE HAND, AND THE PLEDGEES, ON THE OTHER HAND, PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OF THE OTHER DOCUMENTS, PROVIDED, THAT THE PLEDGOR ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE COUNTY OF NEW YORK, STATE OF NEW YORK; AND FURTHER PROVIDED, THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE THE PLEDGEES FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO COLLECT THE INDEBTEDNESS, TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE INDEBTEDNESS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF THE PLEDGEES.  THE PLEDGOR EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND THE PLEDGOR HEREBY WAIVES ANY OBJECTION WHICH HE, SHE OR IT MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS.  THE PLEDGOR HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PLEDGOR AT THE ADDRESS SET FORTH IN THE PURCHASE AGREEMENT AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH PLEDGOR’S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

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(c)           THE PARTIES HERETO DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS.  THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PLEDGEES AND/OR THE PLEDGOR ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEN IN CONNECTION WITH THIS AGREEMENT, ANY OTHER DOCUMENT OR THE TRANSACTIONS RELATED HERETO OR THERETO.

(d)           It is understood and agreed that any Person that desires to become a Pledgor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of any Document, shall become a Pledgor hereunder by (i) executing a joinder agreement in form and substance satisfactory to the Pledgees, (ii) delivering supplements to such exhibits and annexes to such Documents as the Pledgees shall reasonably request and/or set forth in such joinder agreement and (iii) taking all actions as specified in this Agreement as would have been taken by the Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgees and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledgees.

25.           Severability.  If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

26.           Entirety.  This Agreement and the other Documents represent the entire agreement of the parties hereto and thereto, and supersede all prior agreements and understandings, oral or written, if any, including any commitment letters or correspondence relating to the Documents or the transactions contemplated herein and therein.

27.           Survival.  All representations and warranties of each Pledgor hereunder shall survive the execution and delivery of this Agreement and the other Documents.

28.           Other Security.  To the extent that any of the Secured Obligations are now or hereafter secured by property other than the Collateral (including, without limitation, real and other personal property owned by the Pledgor), or by a guarantee, endorsement or property of any other Person, then the Pledgees shall have the right to proceed against such other property, guarantee or endorsement upon the occurrence and during the continuance of any Event of Default, and the Pledgees have the right, in their sole discretion, to determine which rights, Liens or remedies the Pledgees shall at any time pursue, relinquish, subordinate, modify or take with respect thereto, without in any way modifying or affecting any of them or any of the Pledgees’ rights or the Secured Obligations under this Agreement or under any other of the Documents.

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29.           Termination.  Upon satisfaction in full in cash of the Secured Obligations (other than indemnification or other contingent obligations which by their terms survive the termination of the Purchase Agreement and the other Documents), Pledgees’ rights under this Agreement, and the Security Interest created hereby and under the other Documents, shall terminate and Pledgees shall (i) execute and deliver to Pledgor, without recourse, representation or warranty, (A) UCC-3 termination statements (or similar documents and agreements) required to terminate all of Pledgees’ rights under this Agreement and all other Documents and (B) such other agreements and documents reasonably required to terminate, or evidence the termination of, the Security Interest created hereby and under the other Documents and (ii) return to Pledgor all certificates and other Collateral to the extent the same have not been sold or otherwise disposed of or applied in accordance with the terms hereof.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first written above.

PLEDGOR:

ATLANTIS GROUP HF

By:
Name:
Title:

PLEDGEES:

Alan Fournier

Address:
11 Spring Hollow Road,
Far Hills, New Jersey 07931

Ray Garea

Address:
31 Claremont Avenue
Maplewood, NJ 07040

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EXHIBIT 1

Form of Irrevocable Stock Power

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers to the following shares of stock of _____________________, a ____________________:

No. of Shares of Stock	Certificate No.

and irrevocably appoints __________________________________ its agent and attorney-in-fact to transfer all or any part of such shares of stock and to take all necessary and appropriate action to effect any such transfer.  The agent and attorney-in-fact may substitute and appoint one or more persons to act for him.  The effectiveness of a transfer pursuant to this irrevocable stock power shall be subject to any and all transfer restrictions referenced on the face of the certificates, if any, evidencing such interest or in the certificate of incorporation or bylaws of the subject corporation, to the extent they may from time to time exist.

Atlantis Group HF

By:

Name: Title:

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EXHIBIT 2

FORM OF CONTROL ACKNOWLEDGMENT

Reference is hereby made to that certain Pledge and Security Agreement, dated as of June 3, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Pledge Agreement”), by and between Atlantis Group HF, an Icelandic company (the “Pledgor,” or the “Company”) and individuals and entities listed Schedule 1 attached thereto (each a “Pledgee,” and, collectively, the “Pledgees”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Pledge Agreement.

Umami Sustainable Seafood Inc., a Nevada corporation, (the “Issuer”), is hereby instructed by the Pledgor, that all of the Pledgor’s right, title and interest in and to the shares of capital stock of the Issuer owned by the Pledgor that comprise the Collateral are subject to a pledge and security interest in favor of the Pledgees.  In the event of an occurrence and during a continuing Event of Default under the Pledge Agreement, the Pledgor hereby instructs the Issuer to act upon any instruction delivered to it by Pledgees with respect to the Collateral without seeking further instruction from the Pledgor, and, by its execution hereof, the Issuer hereby agrees to do so.

The Issuer, by its written acknowledgment and acceptance hereof, hereby acknowledges receipt of a copy of the Pledge Agreement and agrees promptly to note on its books and share register the Security Interests granted under the Pledge Agreement.  The Issuer also waives any rights or requirements at any time hereafter to receive a copy of the Pledge Agreement in connection with the registration of any Collateral in the name of the Pledgees or their designee or the exercise of voting rights by the Pledgees or their designee.

[Remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, the Pledgor has caused this Control Acknowledgment to be duly signed and delivered by its officer duly authorized as of this ___ day of ______, 2011.

ATLANTIS GROUP HF

By:
Name:
Title:

Acknowledged and accepted this
_____ day of _____, 2011.

UMAMI SUSTAINABLE SEAFOOD INC.

By:
Name:
Title:

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EXHIBIT 3

PRINCIPAL ADDRESSES; LEGAL OR OTHER NAMES

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EXHIBIT C

Baja Subsidiary Security Agreement

Contrato de Prenda (el “Contrato”) de fecha sexto (6th), de marzo de dos mil once (2011), que celebran:	This Pledge Agreement (the “Agreement”) is dated June (_____), two thousand eleven (2011), and is entered into by and among:

(I)	BAJA AQUA-FARMS, S.A. DE C.V., representada por Vilhelm Mar Gudmundsson (en lo sucesivo, el “Garante Prendario”);	(I)	BAJA AQUA-FARMS, S.A. DE C.V., represented herein by Vilhelm Mar Gudmundsson (hereinafter the “Pledgor”);

(II)	ALAN FOURNIER y RAY GAREA, ambos por su propio derecho (en lo sucesivo como los “Acreedores Prendarios”); y	(II)	ALAN FOURNIER and RAY GAREA, both by their own right (the “Pledgees”); and

(III)	Con la comparecencia de UMAMI SUSTAINABLE SEAFOOD, INC., representada por el señor Oli Valur Steindorsson (en lo sucesivo la “Deudor”);	(III)	With the appearance of UMAMI SUSTAINABLE SEAFOOD, INC., represented by Oli Valur Steindorsson (hereinafter “Debtor”),

de conformidad con los siguientes antecedentes, declaraciones y cláusulas.	pursuant to the following Precedents, Representations and Clauses.

Antecedentes	Precedents

I.  El día veintiocho (28) de Febrero de dos mil once (2011) el Deudor, y los Acreedores Prendarios, celebraron un contrato de compra de pagaré “NOTE PURCHASE AGREEMENT” (el “Contrato de Compraventa”) mismo que incluye pero no está limitado a la compra de un pagaré en la cantidad de $2,000,000 USD (Dos Millones de Dólares de los Estados Unidos de América 00/100) con fecha de vencimiento el día dieciocho (18) de Abril de dos mil once (2011) (“Pagaré Fournier”), y un segundo pagaré en la cantidad principal de  $1,500,000 USD (Un Millón Quinientos Mil Dólares de los Estados Unidos de América 00/100) con fecha de vencimiento el día dieciocho (18) de Abril de dos mil once (2011) (el “Pagaré Garea”, y conjuntamente con el Pagaré Fournier como los “Pagarés”), sumando un total de suerte principal por la cantidad de $3,500,000 USD (Tres Millones Quinientos Mil Dólares de los Estados Unidos de América 00/100) (la “Suerte Principal”). Se adjunta copia del Contrato de Compraventa como Anexo “A”.

I. On June third (3rd), two thousand eleven (2011), Debtor and Pledgees entered into a  NOTE PURCHASE AGREEMENT (the “Purchase Agreement”) which includes but is not limited to the purchase by Pledgees of a promissory note in the principal amount of $1,000,000 USD (One Million Dollars of the United States of America 00/100) maturing on June thirtieth (30th), two thousand eleven (2011) (the “Fournier Note”) and a second promissory note in the principal amount of $1,000,000 USD (One Million Five Hundred Thousand Dollars of the United States of America 00/100) maturing on June thirtieth (30th), two thousand eleven (2011) (the “Garea Note” together with the Fournier Note, the “Notes”) for an aggregate principal amount of $2,000,000 USD (Two Million Dollars of the United States of America 00/100) (the “Principal Balance”). Attached hereto as Exhibit “A” is a copy of the Purchase Agreement.

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Declaraciones	Representations

I. El Garante Prendario declara por conducto de sus representante, que:	I. Pledgor hereby represents, through its legal representative, that:

(a) Es una sociedad mercantil debidamente constituida de conformidad con las leyes de México.	(a) It is a corporation duly incorporated under the laws of Mexico.

(b) Su representante cuenta con las facultades necesarias y suficientes para celebrar el presente Contrato en su nombre y representación, facultades que no le han sido revocadas, modificadas o limitadas en forma alguna a la fecha de firma del presente Contrato.
(b) Its representative has broad and sufficient authority to enter into this Agreement in its name and on its behalf, authority that has not been revoked, modified or limited as of the date hereof.

(c) La celebración y el cumplimiento del presente Contrato no viola o constituye un incumplimiento bajo (i) cualquier disposición de sus estatutos sociales; (ii) cualquier convenio, contrato, acuerdo, licencia, sentencia, resolución u orden en la cual el Garante Prendario sea parte o sujeto, (iii) cualesquier concesión, autorización o licencia gubernamental relacionada con la conservación del Inventario (como se define adelante) o (iv) cualquier ley, reglamento, circular, orden o decreto de cualquier autoridad gubernamental.

(c) The execution, delivery and performance of this Agreement does not violate, or constitute a breach under (i) any provision of the Pledgor’s by-laws, (ii) any agreement, arrangement, license, judgment, resolution or order to which the Pledgor is a party or (iii) any governmental concession, authorization or license relating to the conservation of the Inventory (as defined below) or (iv) any law, regulation, circular, order or decree of any governmental authority.

(d) Es legítima propietaria de diversas unidades de Atún Aleta Azul con un peso total aproximado de dos mil cuatrocientos treinta y un (2431) toneladas (el “Inventario”), con un valor asegurable máximo de $25,000,000 USD (veinticinco millones de Dólares de los Estados Unidos de América 00/100) conforme a las pólizas de seguro que se adjuntan como Anexo “B” (las “Pólizas de Seguro”).

(d) It is legitimate owner of certain units of Blue Fin Tuna with a total estimated weight of __________________ (___________) tons (the “Inventory”), with an insured  value of $_______________ USD (_________ million Dollars currency of the United States of America 00/100) as per the insurance policies attached hereto as Exhibit “B” (the “Insurance Policies”).

(e) El Inventario se encuentra confinado en dos (2) corrales de engorda ubicados en las áreas de mar señaladas en las Pólizas de Seguro.	(e) The Inventory is confined in ___ (__) feedlots located in the sea areas stated by the Insurance Policies.

(f) El Garante Prendario cuenta con todas las autorizaciones necesarias para la celebración y cumplimiento del presente Contrato, así como para pignorar parte o la totalidad del Inventario en favor de los Acreedores Prendarios.
(f) Pledgor has obtained all required authorizations in order to enter into, execute, deliver and perform this Agreement and to partially or totally pledge the Inventory in favor of the Pledgees.

(g) La suscripción, entrega y cumplimiento de este Contrato, son actos que se encuentran comprendidos dentro de su objeto social.	(g) The subscription, delivery and execution of this Agreement are activities authorized within the corporate purpose of Pledgor.

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(h) Salvo por la prenda que se constituya conforme a este Contrato, el Inventario Pignorado (como se define adelante) está libre de cualquier gravamen, limitación de dominio o de uso, hipoteca, prenda o cualquier otra garantía, carga o cualquier acuerdo de preferencia sobre la Garantía (según se define más adelante), y el Inventario Pignorado no se encuentra sujeto a convenio, contrato o acuerdo alguno que restrinja la cesión, enajenación o prenda de la Garantía.

(h) Except for the pledge created under this Agreement, the Pledged Inventory (as defined below) is free and clear of any lien, dominion limitation, mortgage, pledge or any other guarantee, charge or preferential agreement over the Collateral (as defined below) and the Collateral is not subject to covenant, agreement or arrangement that restricts an assignment, transfer or pledge of the Collateral.

(i) A la fecha del presente Contrato el Garante Prendario no es parte, ni tiene conocimiento de la existencia de demandas o procedimientos en su contra que pudieran resultar en un gravamen preferente sobre el Inventario Pignorado (como se define adelante).

(i) As of the date of this Agreement, Pledgor is not a party to, nor does it have any knowledge of any claim or proceeding against Pledgor that could result in a preferential lien in respect to the Pledged Inventory (as defined herein).

(j)  Es su deseo, pignorar a favor de los Acreedores Prendarios: (i) Inventario cuyo valor de mercado, equivalga dos (2) veces el valor del saldo insoluto de los Pagarés (el “Inventario Pignorado”), (ii) todos y cada uno de los productos y/o frutos derivados de la venta, enajenación o cualesquier transmisión del Inventario Pignorado y (iii) los pagos o desembolsos de seguros recibidos por el Garante Prendario de las Pólizas de Seguro en relación con el Inventario Pignorado a menos que dichos pagos o desembolsos sean utilizados para adquirir el monto necesario de reemplazo del Inventario Pignorado para garantizar al Garante Prendario y Deudor de continuar en cumplimiento con sus respectivas obligaciones como se establece en el Contrato de Compra ((i) al (iii), colectivamente referido como la “Garantía”). Lo anterior, a efecto de garantizar el cumplimiento de las obligaciones que a cargo del Deudor derivan del Contrato de Compraventa y los Pagarés (las “Obligaciones Garantizadas”). El Inventario Pignorado se identifica en el Anexo “C” adjunto.

(j) It is Pledgor’s will to create and grant in favor of  Pledgees a first priority pledge over: (i) Inventory with a market value equaling two (2) times the value of the outstanding balance of the Notes (the “Pledged Inventory”), (ii) any and all products and proceeds derived from the sale, transfer, disposition, or other transfer of the Pledged Inventory and (iii) any and all insurance proceeds or disbursements received by Pledgor from the Insurance Policies in connection with the Pledged Inventory, unless such proceeds are used to purchase such an amount of inventory to replace the Pledged Inventory as is necessary to ensure that the Pledgor and Debtor remain in compliance with their respective obligations set forth herein and in the Purchase Agreement ((i) through (iii), collectively, referred to as, the “Collateral”). The foregoing, in order to secure Debtor’s obligations derived from  the Purchase Agreement and the Notes (the “Secured Obligations”). The Pledged Inventory is set forth in Exhibit “C” attached hereto.

II. Los Acreedores Prendarios declaran en este acto y conjuntamente, que:	II. Pledgees hereby jointly represent, that:

(a) Son personas físicas, mayores de edad, con capacidad para celebrar el Presente Contrato.	(a) They are individuals, with legal age and capacity to enter into this Agreement.

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(b) Es su deseo, y así lo manifiestan, recibir en prenda del Garante Prendario la Garantía como garantía de cumplimiento de las Obligaciones Garantizadas.	(b) It is their will to receive from the Pledgor the Collateral in pledge as security of compliance of the Secured Obligations.

III. El Deudor declara en este acto por conducto de su representante, que:	III. Debtor hereby represents, through its legal representative, that:

(a) Es una sociedad debidamente constituida y existente de conformidad con las leyes del estado Nevada, Estados Unidos de América.	(a) It is a corporation duly incorporated and validly existing under the laws of the State of Nevada, United States of America.
(b) Su representante cuenta con las facultades necesarias y suficientes para celebrar el presente Contrato en su nombre y representación, facultades que no le han sido revocadas, modificadas o limitadas en forma alguna a la fecha de firma del presente Contrato.
(b) Its representative has broad and sufficient authority to enter into this Agreement in its name and on its behalf, authority that has not been revoked, modified or limited as of the date hereof.

(c)  La celebración y el cumplimiento del presente Contrato no viola o constituye un incumplimiento bajo (i) cualquier disposición de sus estatutos sociales del Deudor; (ii) cualquier convenio, contrato, acuerdo, licencia, concesión y/o autorización gubernamental, sentencia, resolución u orden en la cual el Deudor sea parte o sujeto, (iii) cualquier concesión, autorización o licencia gubernamental relacionado con la conservación y explotación del Inventario, o (iv) cualquier ley, reglamento, circular, orden o decreto de cualquier autoridad gubernamental.

(c) The execution, delivery and performance of this Agreement does not violate, or constitute a breach under (i) any provision of the Debtor’s by-laws, (ii) any agreement, arrangement, license, judgment, resolution or order to which the Debtor is a party or (iii) any governmental concession, authorization or license relating to the conservation and exploitation of the Inventory or (iv) any law, regulation, circular, order or decree of any governmental authority.

(d) Es su deseo celebrar el presente Contrato en donde se hace sabedor de la Prenda (como se define adelante) de la Garantía como garantía del cumplimiento de las Obligaciones Garantizadas.	(d) It is Debtor’s will to execute this Agreement whereby it is aware of the Pledge (as defined herein) of the Collateral to guarantee its compliance with respect to the Secured Obligations.

En virtud de lo anterior, las partes acuerdan las siguientes:	In virtue of the foregoing, the Parties agree to the following:

Cláusulas	Clauses

PRIMERA. Constitución de la Prenda. Sujeto a los términos y condiciones establecidos en el presente Contrato y con el fin de garantizar las Obligaciones Garantizadas el Garante Prendario constituye de manera incondicional e irrevocable una prenda sin transmisión de posesión en primer lugar y grado de prelación en favor de los Acreedores Prendarios sobre la Garantía (en lo sucesivo la “Prenda”).

FIRST. Creation of the Pledge. Subject to the terms and conditions set forth herein and in order to secure the Secured Obligations, the Pledgor hereby creates and grants in favor of the Pledgees a first priority pledge without possession transmission (the “Pledge”) over the Collateral in an unconditional and irrevocable manner.

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Conforme a lo dispuesto en el Articulo trescientos cincuenta y cinco (355) de la Ley General de Títulos y Operaciones de Crédito (la “LGTOC”), la Prenda constituida comprende y se extiende a la Garantía con todo cuanto de hecho y por derecho le corresponda, para garantizar el debido y puntual cumplimiento, pago y satisfacción de todas y cada una de las Obligaciones Garantizadas (ya sea en su fecha de vencimiento, por vencimiento anticipado o por cualquier otro motivo) incluyendo la suerte principal, intereses ordinarios e intereses moratorios derivados de los Pagarés y el Contrato de Compraventa, así como los gastos incurridos en el proceso de ejecución de esta garantía.

Pursuant to Article three hundred fifty five (355) of the General Law of Negotiable Instruments (Ley General de Títulos y Operaciones de Crédito) and Credit Transactions (the “LGTOC”) the Pledge created comprises and extends to the Collateral, and with all that corresponds by fact and by law to guarantee the proper and punctual compliance, payment and satisfaction of any and all of the Secured Obligations (whether on its due date, anticipated termination or for any other reason) including principal, ordinary interest and late interest derived from the Notes and the Purchase Agreement as well as the guarantee enforcement procedural costs.

Hasta en tanto permanezcan insolutas o incumplidas las Obligaciones Garantizadas, el Garante Prendario no podrá retirar ni solicitar la liberación parcial del Inventario Pignorado sujeto a la Prenda sin que ello limite o pueda limitar el derecho del Garante Prendario de enajenar en el curso ordinario de sus negocios el Inventario Pignorado, y en el entendido que los bienes o derechos que el Garante Prendario reciba o tenga derecho a recibir en pago por la enajenación del Inventario Pignorado estarán sujetos a la Prenda descrita en el presente instrumento.

As long as the Secured Obligations are outstanding the Pledgor agrees neither to release nor to request the partial release of the Pledged Inventory subject to the Pledge and such Pledgor’s agreement shall not and may not limit Pledgor’s right to sell the Pledged Inventory in the ordinary course of business, and in the understanding that the goods and rights that the Pledgor receives or has a right to receive as payment for the transfer of the Pledged Inventory shall be subject to the Pledge described in this Agreement.

El Inventario, incluyendo el Inventario Pignorado, se encuentra y permanecerá ubicado en las áreas de mar señaladas en las Pólizas de Seguro salvo que sean enajenadas en el curso normal de su actividad preponderante de negocio.
The Inventory, including the Pledged Inventory, is located and shall remain in the sea areas stated by the Insurance Policies unless they are sold in the normal course of its main business activity.

SEGUNDA. Posesión. La Prenda que se constituye en este acto, se constituye sin transmisión de la posesión del Inventario Pignorado, en los términos del Artículo trescientos cuarenta y seis (346) y siguientes de la LGTOC, y se perfecciona y surte todos sus efectos a partir de la fecha de firma del presente Contrato. Por lo expuesto, el Garante Prendario conservará la posesión del Inventario Pignorado y será considerado como depositario del mismo para todos los efectos a que haya lugar.

SECOND. Possession. Pursuant to Article three hundred forty six (346) of the LGTOC the Pledge created herein is without transfer of the possession of the Pledged Inventory and therefore is perfected and in full force and effect as of the date of execution of this Agreement. Pledgor will retain the possession of the Pledged Inventory and for all legal purposes Pledgor shall be considered as depositary of the Pledged Inventory.

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Siempre y cuando el Deudor se encuentre al corriente en el pago de las Obligaciones Garantizadas, y no exista y no continúe Evento de Incumplimiento alguno (según se define más adelante), el Garante Prendario podrá utilizar, disponer y enajenar la Garantía en el curso normal de sus actividad preponderante de negocio quedando sujeto a esta Prenda los bienes o derechos que el Garante Prendario reciba, o los pagos que tenga derecho a recibir por la enajenación de la Garantía. Sin perjuicio de lo anterior, el Garante Prendario tendrá, en todo momento, la obligación de reemplazar la Garantía para mantener los valores de mercado que se establecen en la declaración I inciso (j).

As long as Debtor is current in the payment with the Secured Obligations and there is no and continues to be no Event of Default (as defined below), Pledgor may use, dispose and sell the Collateral under the normal course of its main business activity provided that the goods and rights that the Pledgor receives, or payments for which it has a right to receive for the transfer of the Collateral, shall be subject to the terms this Pledge. Notwithstanding to the contrary herein, the Pledgor shall at all times continue to have an obligation to designate additional inventory to maintain the market value of the Pledged Inventory set forth in recital I paragraph (j).

En el caso en que exista y mientras continúe un Evento de Incumplimiento o de haberse iniciado cualquier procedimiento de ejecución conforme a la Cláusula Séptima siguiente, los Acreedores Prendarios tendrán el derecho a percibir los frutos y beneficios derivados del uso, explotación y enajenación de la Garantía. Lo anterior, no interrumpirá los procedimientos a que hace referencia la Cláusula Séptima en el caso de que los mismos  hubiesen sido iniciados.

In the event that an Event of Default has occurred and is continuing, or in the event any foreclosure procedure has been initiated pursuant to Clause Seventh below, Pledgees shall have the right to receive the benefits deriving from the use, exploitation and selling of the Collateral. The above right shall not limit the proceedings initiated pursuant to Clause Seventh below, if such is the case.

TERCERA. Protocolización y Registro. Las partes autorizan a los licenciados Francisco Javier Troncoso Valle, Juan Francisco Arzate Vargas y Armando Serrano Marín, para que de manera conjunta o separada, (i) acudan ante notario público y protocolicen el presente Contrato, (ii) obtengan copias certificadas del mismo e (iii) inscriban el instrumento público que protocolice el presente Contrato ante el Registro Público de Comercio del domicilio social del Garante Prendario.

THIRD. Formalization and Filing. The parties hereby authorized Mr. Francisco Javier Troncoso Valle, Juan Francisco Arzate Vargas and Armando Serrano Marin, to have them jointly or individually, (i) appear before a notary public to formalize this Agreement, (ii) obtain certified copies of the same and (iii) file the formalization of this Pledge Agreement before the Public Registry of Commerce corresponding to the corporate address of Pledgor.

CUARTA. Término. La Prenda creada en términos del presente Contrato permanecerá en pleno vigor y efecto hasta que las Obligaciones Garantizadas hayan sido totalmente cumplimentadas.	FOURTH. Term. The Pledge shall remain in full force and effect until such time that the Secured Obligations are fully satisfied.

A partir de que se cumplimenten totalmente las Obligaciones Garantizadas, los Acreedores Prendarios deberán celebrar y entregar al Garante Prendario las manifestaciones y documentos de terminación que razonablemente le solicite el Garante Prendario a efecto de dar por terminado y finiquitar el presente Contrato y la Prenda sobre la Garantía.

Upon full satisfaction of the Secured Obligations,  Pledgees shall immediately execute and deliver for the benefit of and to the Pledgor such termination statements and such other documentation as reasonably requested by the Pledgor to effect the termination and release of the Pledge on the Collateral.

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QUINTA. Novación; Modificación. La Prenda no constituirá novación, modificación, pago o dación en pago de las Obligaciones Garantizadas, ni de ningún adeudo que tenga el Garante Prendario con los Acreedores Prendarios.
FIFTH. Novation; Modification. The Pledge shall not constitute a novation, amendment, payment or conveyance of compliance of the Secured Obligations nor any debt of the Pledgor with the Pledgees.

SEXTA. Obligaciones de Hacer y No Hacer. Hasta en tanto cualquiera de las Obligaciones Garantizadas permanezcan vigentes, el Garante Prendario, se obliga a:	SIXTH. Covenants. As long as the Secured Obligations remain outstanding, Pledgor is obligated to:

(a) Defender la titularidad y derechos de los Acreedores Prendarios sobre el Inventario Pignorado contra las reclamaciones y demandas de cualquier persona distinta a los Acreedores Prendarios;	(a) Defend the ownership and rights of the Pledgees over the Collateral against any claims or lawsuits of any person distinct from the Pledgees;

(b) No crear, o permitir que se constituya, cualquier hipoteca, gravamen, prenda, garantía, carga o cualquier acuerdo de preferencia sobre la Garantía, excepto por la prenda constituida en este Contrato y aquellas otras garantías que sean previamente autorizadas por los Acreedores Prendarios titulares de más del sesenta por ciento (60%) del saldo insoluto de los Pagarés (la “Mayoría de los Acreedores Prendarios”);

(b) Not create or permit to create, any mortgage, lien, pledge, guarantee, duty or any preferential agreement over the Collateral except for the Pledge constituted under this Agreement and those other guarantees previously authorized in writing by Pledgees holding more than sixty percent (60%) of the outstanding balance of the Notes (the “Majority of the Pledgees”);

(c) No vender, transmitir, ceder, gravar, otorgar en prenda, entregar, afectar en fideicomiso, otorgar, usufructuar o disponer en cualquier forma, u otorgar cualquier opción con respecto la Garantía al Inventario Pignorado  o cualquier derecho en relación con los mismos, sin el previo consentimiento por escrito de la Mayoría de los Acreedores Prendarios, excepto por aquellas enajenaciones del Inventario Pignorado en el curso normal de su actividad preponderante de negocio quedando sujeto a esta Prenda los bienes o derechos que el Garante Prendario reciba o tenga derecho a recibir en pago por la enajenación del Inventario Pignorado;

(c) Not sell, transfer, assign, lien, grant in pledge, deliver, affect in a trust agreement, grant, grant in use or dispose in any form, or grant an option with respect to the Collateral or any right relating to the same, without the written prior consent of the Majority of the Pledgees except for those transfers of the Pledged Inventory under the normal course of its main business activity being subject to the Pledge the goods and rights that the Pledgor receives or has a right to receive a payment for the transfer of the Pledged Inventory;

(d) A informar por escrito a los Acreedores Prendarios tan pronto como sea posible, pero en cualquier caso dentro de los tres (3) días hábiles siguientes, de cualquier circunstancia que afecte o razonablemente estime pudiere afectar la Garantía;
(d) Inform the Pledgees as soon as reasonably possible, but in any event within three (3) business days, of any circumstance that may affect or may reasonably be expected to affect the Collateral;

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(e) A firmar y a entregar los documentos e instrumentos necesarios, y a llevar a cabo cualquier otra acción que a juicio razonable de los Acreedores Prendarios y mediante notificación previa por escrito de los Acreedores Prendarios, fuere necesaria con el fin de constituir, de ser necesario, y proteger, la Prenda, y para permitir a los Acreedores Prendarios ejercer sus derechos de conformidad con los términos del presente Contrato;

(e) Execute and deliver any and all documents and instruments which are reasonably necessary, and to perform any other action that the Pledgees may reasonably require by means of a previous written notice, in order to create, and if required, to protect, the Pledge, and to allow the Pledgees to exercise their rights pursuant to the terms of this Agreement;

(f) Se obliga a abstenerse de crear o permitir la existencia de cualquier gravamen, o embargo respecto a la Garantía, sin el consentimiento previo de la Mayoría de los Acreedores Prendarios;	(f) Abstain from creating or allowing the existence of any lien with respect to the Collateral, without the prior consent of the Majority of the Pledgees;

(g) A responder de los daños que el Inventario Pignorado sufra por cualesquier causa. Para tales efectos, las partes convienen en que los Acreedores Prendarios podrán designar a un perito (el “Perito”) para que inspeccione, en días y horas hábiles, el Inventario Pignorado y determine el estado de conservación y existencia del Inventario Pignorado. Para dichos efectos, los Acreedores Prendarios, con al menos dos (2) días hábiles de anticipación, solicitarán por escrito la inspección y señalarán el nombre del Perito, fecha y hora deseada para la inspección. El Garante Prendario se obliga a permitir al Perito la inspección del Inventario Pignorado. El informe del Perito servirá de base para el ejercicio de los derechos que correspondan a los Acreedores Prendarios conforme al presente Contrato y a ley.

(g) Respond for the damages suffered by the Pledged Inventory for any cause. For such purposes the parties agree that Pledgees may appoint an expert (the “Expert”) to inspect, in working days and time, the Pledged Inventory and determine its condition and existence. For such purposes, Pledgees shall request in writing an inspection with two (2) business days in advance and such notice shall include: the name of the Expert and desired date and time for the inspection. Pledgor agrees to allow the Expert to inspect the Pledged Inventory. The report made by the Expert shall be used to support the exercise of the rights of the Pledgees pursuant to this Agreement and the law.

(h) El Garante Prendario reconoce que el Inventario Pignorado puede identificarse y distinguirse del resto de los bienes de su propiedad, por lo que es aplicable la excepción a la que se refiere el Artículo trescientos cincuenta y ocho (358) de la LGTOC.

(h) Recognize that the Pledged Inventory may be identified and distinguished from the rest of its assets and therefore the exception set forth by Article three hundred fifty eight (358) of the LGTOC shall apply.

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(i) A mantener vigentes las Pólizas de Seguro durante todo el tiempo que se encuentren insolutas las Obligaciones Garantizadas. Las Pólizas de Seguros se modificarán para hacer constar que: (i) los Acreedores Prendarios son beneficiarios preferentes para el pago de las indemnizaciones que correspondan conforme a las mismas; (ii) que el Inventario Pignorado asegurado se encuentra pignorado en favor de los Acreedores Prendarios, para todos los efectos legales de los artículos ciento nueve (109), ciento diez (110) y demás aplicables de la Ley sobre el Contrato de Seguro; (iii) que cualquier modificación o cancelación por parte de la compañía aseguradora de cualquiera de las Pólizas de Seguro no surtirá efecto en contra de los Acreedores Prendarios hasta que la compañía aseguradora haya dado aviso a los Acreedores Prendarios de la modificación o cancelación de que se trate; (iv) que los Acreedores Prendarios no serán responsable  por la falta del pago de primas, comisiones, contribuciones ni anticipos; (v) que el emisor de dichos seguros esté obligado a notificar a los Acreedores Prendarios de toda reclamación efectuada al amparo de dichas pólizas; y (vi) que ningún acto ni omisión de persona alguna distinta a los Acreedores Prendarios afecte el derecho de éste a la recuperación conforme a dichas Pólizas de Seguro en el caso de pérdida o siniestro. El Garante Prendario se obliga a entregar a los Acreedores Prendarios copia de las Pólizas de los Seguros y endosos respectivos, en su caso, en un plazo que no excederá de treinta  (30) días calendario, contados a partir de la fecha del presente Contrato.

(i) Maintain in full force and effect the Insurance Policies during all the time that the Secured Obligations remain outstanding. The Insurance Policies shall be amended to include: (i) Pledgees are preferred beneficiaries of the payment of any indemnity to be paid pursuant to such Insurance Policies; (ii) that the Pledged Inventory is pledged in favor of Pledgees pursuant to the terms of articles one hundred nine (109), one hundred ten (110) and other applicable provisions of the Insurance Law (Ley Sobre el Contrato de Seguro); (iii) that any amendments or the cancellation of any of the Insurance Policies by the insurance company shall have no legal effects against the Pledgees until the insurance company notifies Pledgees of such amendment or cancellation; (iv) that Pledgees shall not be responsible for any lack of payment of the insurance premiums and fees; (v) that the insurance company is obliged to notify the Pledgees of any claim made in connection with such insurance policies; and (vi) that no act or omission of any person different from Pledgees shall affect the right of Pledgees to be compensated in the event of loss or casualty pursuant to the Insurance Policies. Pledgor agrees to deliver to Pledgees copies of the amendments to the Insurance Policies evidencing the foregoing. Such delivery shall have take place within thirty (30) calendar days after the execution of this Agreement.

(j) A obtener, mantener vigentes y/o renovar las licencias, permisos y/o autorizaciones que se requieran de cualquier autoridad gubernamental para la explotación, tenencia o uso del Inventario Pignorado, así como el pago de cualquier impuesto, derecho o contribución que afecte el Inventario Pignorado.

(j) Obtain, keep current and/or renew the licenses, permits and/or authorizations required by any governmental authority to exploit, have or use the Pledged Inventory, as well as to pay any tax, fee or contribution affecting the Pledged Inventory.

(k) Hacerse responsable por cualquier pérdida, daño o deterioro del Inventario Pignorado por cualesquier causa.	(k) Be responsible for any loss, damage or wear and tear of the Pledged Inventory from any cause.

(l) Hacerse responsable por cualquier demanda, acción, obligación, costos y gastos incluyendo impuestos, derivados de o en relación al Inventario Pignorado.	(l) Be responsible for any lawsuit, action, obligation, costs and expenses including taxes derived from or relating to the Pledged Inventory.

(m) Pagar todos y cada uno de los impuestos, contribuciones y cualesquier otras cargas de cualquier naturaleza que sean determinadas, cobradas o impuestas sobre o en relación con el Inventario Pignorado.
(m) Pay any and all taxes, contributions and any other duties of any nature determined, collected or imposed upon or in relation with the Pledged Inventory.

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El incumplimiento del Garante Prendario o el Deudor, con respecto a (i) cualesquiera Obligaciones Garantizadas, o (ii) cualesquiera de las obligaciones asumidas por el Garante Prendario en términos de este Contrato, será considerado como un evento de incumplimiento (un “Evento de Incumplimiento”), y dará derecho a los Acreedores Prendarios a ejecutar la Prenda constituida y creada en términos de este Contrato.

Pledgor’s or Debtor´s failure to comply, with respect to (i) any Secured Obligations, or (ii) any obligations assumed by the Pledgor in terms of this Agreement, shall be deemed to be an event of default (an “Event of Default”) hereunder, and shall grant the Pledgees the right to foreclose on the Pledge.

Así mismo, para efectos del procedimiento de ejecución de este Contrato, las partes designan como perito valuador a cualesquier corredor público con ejercicio en el Estado de Baja California, México.
Furthermore, for the effect of the enforcement procedure of the Agreement, the parties designate as an expert appraisal any federal notary public with exercise and residence within the state of Baja California, Mexico.

SÉPTIMA. Ejecución. Los Acreedores Prendarios tendrán el derecho de ejecutar la Prenda de acuerdo a los términos de la LGTOC y, en general, de la legislación aplicable sin necesidad de notificar previamente al Garante Prendario, Deudor o cualesquier otro tercero.

SEVENTH. Enforcement. The Pledgees shall have the right to enforce the Pledge pursuant to the terms of the LGTOC and, in general, pursuant to the applicable legislation without the need to previously notify the Pledgor, Debtor nor any other third party.

OCTAVA. Impuestos. Cada parte deberá pagar, en la medida que sea necesario o le sea requerido conforme a la legislación aplicable, cualquier impuesto, interés, multa, recargo, responsabilidad y accesorio relacionado con el Inventario Pignorado o con el presente Contrato y establecidos por las autoridades fiscales mexicanas.

EIGHT. Taxes. Each party shall, to the extent necessary or required by applicable law, pay all taxes, interests, fees charges, liabilities and accessories established by the Mexican Fiscal authorities in connection with the Pledged Inventory or with this Agreement.

NOVENA. Indemnización. El Garante Prendario se obliga a indemnizar y a sacar en paz y a salvo a los Acreedores Prendarios de cualquier reclamación, demanda, sanción, multa, daño o perjuicio interpuesta en contra de o sufrido por los Acreedores Prendarios y derivado de la celebración del presente Contrato, salvo que ello se derive de negligencia, o actos dolosos o de mala fe de cualquiera de los Acreedores Prendarios.

NINTH. Indemnity. Pledgor hereby agrees to indemnify and hold the Pledgees safe and harmless from and against any and all claims, lawsuits, fines, penalties, damages and losses suffered by the Pledgees and derived from entering into this Agreement other than claims arising from the gross negligence or willful misconduct of any of the Pledgees.

DÉCIMA. Gastos y Costos. (a) El Deudor y el Garante Prendario convienen en pagar cualesquiera y todos los honorarios, costos y gastos de cualquier clase o naturaleza incurridos en relación con la conservación y protección de la Prenda sobre la Garantía, y conviene, además, en rembolsar a los Acreedores Prendarios cualesquiera y todos los honorarios, costos y gastos razonables de cualquier clase o naturaleza incurridos y comprobados por los Acreedores Prendarios para conservar y proteger la Prenda sobre la Garantía, cuando dicho perfeccionamiento, conservación o protección no haya sido hecho por el Garante Prendario, incluyendo en forma enunciativa y no limitativa los honorarios de notario público así como los derechos de inscripción en el registro público de la propiedad y del comercio y en cualesquier otro registro público del domicilio del Garante Prendario o del lugar que se encuentre el Inventario Pignorado.

TENTH. Costs and Expenses. (a) Debtor and Pledgor agree to pay for any and all fees, costs and expenses of any kind or nature incurred in connection with preserving and protecting the Pledge on the Collateral, and Pledgor further agrees to reimburse the Pledgees any and all reasonable fees, costs and expenses of any kind or nature incurred and evidenced by the Pledgees in connection with preserving and protecting the Pledged Collateral in the event such perfection, conservation or protection is not carried out in by Debtor or Pledgor, including but not limited to the notary public fees as well as filing fees of the public registry of the property and commerce of the domicile of the Pledgor or of the place where the Pledged Inventory is located.

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(b) En caso de que las Obligaciones Garantizadas no sean cumplidas, el Garante Prendario conviene en pagar cualesquiera y todos los honorarios, costos y gastos razonables de cualquier naturaleza incurridos y comprobados por los Acreedores Prendarios en relación con (i) la ejecución de la Prenda sobre el Inventario Pignorado, o (ii) cualesquiera acciones, demandas, defensas o procedimientos derivados de, o que se relacionen con, la Garantía, salvo por dolo o por negligencia grave.

(b) In the event the Secured Obligations are not duly performed, the Pledgor agrees to pay any and all reasonable fees, costs and expenses of any kind or nature incurred and evidenced by the Pledgees in connection with (i) the enforcement of the Pledge over the Pledged Inventory, whether by judicial proceedings or in any other manner, or (ii) any actions, demands, claims or proceedings arising out from or in connection with the Collateral, except in case of willful misconduct or gross negligence.

DÉCIMA PRIMERA. Notificaciones. Excepto que se establezca lo contrario en el presente Contrato, todas las notificaciones y otras comunicaciones relacionadas con este Contrato deberán ser por escrito, y deberán entregarse o enviarse a los domicilios establecidos en el presente Contrato. Dichas notificaciones y comunicaciones deberán ser entregadas (i) en mano propia con acuse de recibo, o (ii) por conducto de fedatario público, y serán efectivas al momento de ser recibidas o entregadas fehacientemente en el domicilio de las partes. Las Partes designan para los efectos anteriores los siguientes domicilios:

ELEVENTH. Notices. Except as otherwise provided herein, all notices and other communications related to this Agreement shall be in writing, and shall be delivered or sent to the domiciles established in this Agreement. Such notices and communications shall be delivered (i) by hand with acknowledgement of its reception, or (ii) in the presence of a notary public, and shall be effective when received or effectively delivered in the address of the Parties. The Parties hereto for such effects designate the following domiciles:

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El Garante Prendario y Deudor:

1230 Columbia St, Suite 1100
San Diego, California, 92101
Estados Unidos de América

Los Acreedores Prendarios:

Alan Fournier
11 Spring Hollow Road,
Far Hills, New Jersey, 07931
Estados Unidos de América

Ray Garea
31 Claremont Avenue
Maplewood, New Jersey, 07040
Estados Unidos de América

Pledgor and Debtor:

1230 Columbia St, Suite 1100
San Diego, California, 92101
Estados Unidos de América

Pledgees:

Alan Fournier
11 Spring Hollow Road,
Far Hills, New Jersey, 07931
United States of America

Ray Garea
31 Claremont Avenue
Maplewood, New Jersey, 07040
United States of America

Las notificaciones se considerarán entregadas en la fecha en que sean efectivamente recibidas; en el entendido que, la negación de cualquier parte de recibir cualquier notificación, se considerará como recibida al momento de rehusarse de recibir la notificación.

 Notices shall be deemed delivered on the date they are effectively received; provided that, the refusal of any party to accept any notice, shall be considered received on the date of refusal to accept a notice.

DÉCIMA SEGUNDA. Cesión. Las partes no podrán ceder total o parcialmente sus derechos y obligaciones contraídas por el presente Contrato, sin el consentimiento previo y por escrito de la otra parte.
TWELFTH. Assignment. The rights and obligations of the Parties arising from this Agreement may not be assigned or in any other manner transferred without the prior written consent of the other Parties hereto.

DÉCIMA TERCERA. Anexos. Todos los Anexos de este Contrato forman parte integral del mismo, como si quedaren insertados a la letra en el cuerpo del mismo.	THIRTEENTH. Exhibits. All the Exhibits hereto are an integral part of this Agreement, as if such Exhibits would have been inserted in the text of this Agreement.

DÉCIMA CUARTA. Autonomía de las Disposiciones. En caso de que cualquier disposición del presente Contrato sea declarada inválida, ilegal o nula en cualquier jurisdicción, ésta no invalidará cualquier otra disposición del presente Contrato (excepto si dicha disposición se relaciona con algunos de los elementos esenciales de este Contrato), y dicha prohibición o inexigibilidad en cualquier jurisdicción no invalidará o impedirá la exigibilidad de dicha disposición en cualquier otra jurisdicción.

FOURTEENTH. Severability. If any provision of this Agreement shall be invalid, illegal, or unenforceable in any jurisdiction, this shall not invalidate any other provision of this Agreement (except if such provision relates to any of the essential element of this Agreement), and such prohibition or unenforceability in any jurisdiction shall not void the enforceability of such provision in any other jurisdiction.

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DÉCIMA QUINTA. Acuerdo Completo. El presente Contrato constituye la totalidad del acuerdo de las partes con relación al objeto del mismo, y sustituye cualesquiera comunicaciones verbales o escritas anteriores respecto de tal objeto.

FIFTEENTH. Entire Agreement. This Agreement contains the entire understanding of the Parties in connection with the subject matter hereof, and shall replace any and all oral or written communication in respect of this Agreement.

DÉCIMA SEXTA. Encabezados. Los encabezados utilizados al inicio de las Cláusulas de este Contrato se utilizan únicamente con el objeto de facilitar su consulta y no afectan en forma alguna su interpretación.
SIXTEENTH. Headings. The headings of the Clauses are included solely for convenience and are not intended to affect the interpretation of any such provision of this Agreement.

DÉCIMA SÉPTIMA. Renuncia, Modificaciones. (a) Ninguno de los términos y condiciones del presente Contrato podrá ser modificado, renunciado o variado en cualquier forma, excepto que conste por escrito y sea debidamente firmado por los Acreedores Prendarios y Garante Prendario afectados por la misma.

SEVENTEENTH. Waiver; Amendment. (a) None of the terms and conditions set forth in this Agreement may be amended, modified, waived, or varied in any manner whatsoever unless evidenced in writing and duly signed by the Pledgees and the Pledgor.

(b) La omisión o demora por parte de cualquiera de las Partes en el ejercicio de cualquiera de sus derechos, recursos, facultades o privilegios derivados del presente Contrato, o el ejercicio parcial o individual de los mismos, no deberá constituir una renuncia de los mismos. La notificación o demanda hecha a cualquiera de las Partes no deberá constituir una renuncia a cualquiera de los derechos de la otra Parte a realizar cualquier otra o consiguiente acción sin notificación o demanda siempre y cuando esté permitido que cualquiera de las Partes realice dicha acción sin notificación o demanda conforme a los términos del presente Contrato.

(b)           The omission or delay by any party in the exercise of any of the rights, remedies, authority or privileges arising from this Agreement, or its partial or individual exercise, shall not be deemed or construed as a waiver of such rights, remedies, authority or privileges. The service or demand performed upon any party shall not be deemed or construed as a waiver of the rights of any party to perform any other or subsequent action without the need of notice or demand as long as such action is allowed to be performed by any party without the need of notice or demand in accordance with the terms of this Agreement.

DÉCIMA OCTAVA. Idioma. Las partes del presente Contrato expresamente reconocen que el mismo se firma en los idiomas español e inglés. Sin embargo, en caso de duda, contradicción o controversia, prevalecerá la versión en español.

EIGHTEENTH. Language. The parties hereby expressly acknowledge that this Agreement is executed simultaneously in Spanish and English versions; however, in case of any doubt, contradiction or controversy, the Spanish version will prevail.

DÉCIMA NOVENA. Legislación Aplicable. Este Contrato de regirá e interpretará de acuerdo con las leyes de México.	NINETEENTH. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of México.

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VIGÉSIMA. Jurisdicción. Para todo lo relativo a la interpretación y cumplimiento de este Contrato, las partes se someten irrevocablemente a la jurisdicción y competencia de los tribunales del Municipio de Tijuana, Baja California, México renunciando clara y terminantemente a cualquier otro fuero que por razón de su domicilio presente o futuro, o cualquier otra causa pudiere corresponderles.

TWENTIETH. Jurisdiction. For the interpretation, construction, performance and enforcement of this Agreement, the Parties hereto irrevocably submit to the jurisdiction of the competent courts sitting in Tijuana, Baja California, Mexico and each Party hereby clearly and expressly waives any other jurisdiction to which it may be entitled by reason of its present or future domicile or for any other reason whatsoever.

EN TESTIMONIO DE LO ANTERIOR, las partes firman el presente Contrato por conducto de sus representantes, en la fecha señalada al inicio del Contrato.	IN VIRTUE OF THE FOREGOING, this Agreement has been duly executed by the parties, on the above mentioned date.

[CONTINUA HOJA DE FIRMAS]	[SIGNATURE PAGE TO FOLLOW]

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El Garante Prendario / Pledgor

BAJA AQUA-FARMS, S.A. DE C.V.

Por/by: Oli Valur Steindorsson

Los Acreedores Prendarios / Pledgees

ALAN FOURNIER

RAY GAREA

Se firma como constancia de conocimiento y aceptación con los términos del presente Contrato:	This Agreement is signed to evidence Debtor´s acknowledge and acceptance to the terms of this Agreement:

El Deudor / Debtor

UMAMI SUSTAINABLE SEAFOOD INC.
Por: Oli Valur Steindorsson

Lista de Anexos/ Exhibits.

Anexo/ Exhibit “A”. Contrato de Compraventa/ Purchase Agreement
Anexo/ Exhibit “B”. Pólizas de Seguro/ Insurance Policies
Anexo/ Exhibit “C”. Inventario Pignorado/ Pledged Inventory

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Anexo “A”/ Exhibit “A”

Contrato de Compraventa/ Purchase Agreement

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Anexo “B”/ Exhibit “B”

Pólizas de Seguro/ Insurance Policies

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Anexo “C”/ Exhibit “C”

Inventario Pignorado/ Pledged Inventory

The following cages are pledged in connection with the terms of this agreement:  [____________________].

Las siguientes jaulas son pignoradas en relación con los términos de este contrato: [____________________]..

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